As filed with the Securities and Exchange Commission on ___________

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SCIENTIFIC INDUSTRIES, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	3826	04-2217279
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

80 Orville Drive, Suite 102

Bohemia, New York 11716

(631) 567-4700

(Address, including zip code, and telephone number, including area code, of principal executive offices)

Helena Santos

Chief Executive Officer

Scientific Industries, Inc.

80 Orville Drive, Suite 102

Bohemia, New York 11716

(631) 567-4700

(Address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

John F.F. Watkins, Esq.

Reitler Kailas & Rosenblatt LLP

885 Third Avenue

New York, New York 10020

Telephone: (212) 209-3050

Approximate date of proposed sale to public: As soon as practicable on or after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated Filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered	Proposed Maximum Offering Price per Share (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Shares of common stock, and shares of common stock issuable upon exercise of warrants, sold to selling stockholders in private placements	818,183	$5.00	$4,090,915	$380
Total	818,183	$5.00	$4,090,915	$380

(1)

Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on average of bid and asked price per share of the common stock as reported on the Over-the-Counter Bulletin Board on May 23, 2022

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the Securities and Exchange Commission declares our registration statement effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated May 27, 2022

Preliminary Prospectus

Scientific Industries, Inc.

818,183 Shares

Common Stock

This prospectus relates to the resale or other disposition, from time to time, by the selling stockholders identified in this prospectus under the caption “Selling Stockholders,” of up to 818,183 shares of our common stock, par value $0.05 per share. We are not selling any shares of our common stock under this prospectus and will not receive any proceeds from the sale or other disposition of shares by the selling stockholders. The selling stockholders will bear all commissions and discounts, if any, attributable to the sale or other disposition of the shares. We will bear all costs, expenses and fees in connection with the registration of the shares.

The selling stockholders may sell or otherwise dispose of the shares of our common stock offered by this prospectus from time to time on terms to be determined at the time of sale through ordinary brokerage transactions or through any other means described in this prospectus under “Plan of Distribution.” The prices at which the selling stockholder may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions.

Our common stock trades on the Over-the-Counter Bulletin Board under the symbol “SCND.” The last reported sale price of our common stock on May 23, 2022 was $5.00 per share. You are urged to obtain current market quotations for the common stock.

The 818,183 shares of common stock covered by this prospectus were issued in a single private placement transaction completed on March 2, 2022. Additional information about the private placement is provided in the section entitled “Description of Private Placement” of this Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is ____, 2022

2

3

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC”) pursuant to which the selling stockholders named herein may, from time to time, offer and sell or otherwise dispose of the shares of our common stock covered by this prospectus. You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front cover of this prospectus or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered or shares of common stock are sold or otherwise disposed of on a later date. It is important for you to read and consider all information contained in this prospectus, including the documents incorporated by reference therein, in making your investment decision. You should also read and consider the information in the documents to which we have referred you under the captions “Where You Can Find Additional Information” and “Documents Incorporated by Reference” in this prospectus.

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any of our shares of common stock other than the shares of our common stock covered hereby, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus to “Scientific,” the “Company,” “we,” “us” and “our” refer to Scientific Industries, Inc. and its subsidiaries.

PROSPECTUS SUMMARY

This summary description about us and our business highlights selected information contained elsewhere in this prospectus or incorporated by reference into this prospectus. It does not contain all the information you should consider before investing in our securities. Important information is incorporated by reference into this prospectus. To understand this offering fully, you should read carefully the entire prospectus, including “Risk Factors”, together with the additional information described under “Documents Incorporated By Reference”.

About Scientific Industries, Inc.

General.

Incorporated in 1954, Scientific Industries, Inc., a Delaware corporation (which along with its subsidiaries, the “Company”) is engaged in the design, manufacture, and marketing of standard benchtop laboratory equipment (“Benchtop Laboratory Equipment”), and through its wholly-owned subsidiary, Scientific Bioprocessing Holdings, Inc. (“SBHI”), the licensing, design, manufacture, and marketing of bioprocessing systems and products (“Bioprocessing Systems”). SBHI has two wholly-owned subsidiaries – Scientific Bioprocessing, Inc., a Delaware corporation (“SBI”) and aquila biolabs GmbH (“Aquila”), a German corporation. The Company’s products are used primarily for research purposes by universities, pharmaceutical companies, pharmacies, national laboratories, medical device manufacturers, and other industries performing laboratory-scale research. Until November 30, 2020, the Company was also engaged in the design, manufacture and marketing of customized catalyst research instruments through its wholly-owned subsidiary, Altamira Instruments, Inc, a Delaware corporation (“Altamira”). On November 30, 2020, the Company sold significantly all of Altamira’s assets and Altamira’s operations were discontinued.

Operating Segments.

The Company views its operations as two segments: the manufacture and marketing of standard Benchtop Laboratory Equipment which includes various types of equipment used for research and sample preparation in university, pharmacy and industrial laboratories sold primarily through laboratory equipment distributors and online; and the development, manufacture, and sublicensing of bioprocessing products.

Products.

Benchtop Laboratory Equipment. The Company’s Benchtop Laboratory Equipment products consist of mixers and shakers, rotators/rockers, refrigerated and shaking incubators, and magnetic stirrers sold under the “Genie ™” brand, and pharmacy and laboratory balances and scales, force gauges, and moisture analyzers under the “Torbal®” brand. Sales of the Company’s principal product, the Vortex-Genie® 2 Mixer, excluding accessories, represented approximately 47% and 39% of the Company’s total net revenues for each of the fiscal years ended June 30, 2021 (“fiscal 2021”) and June 30, 2020 (“fiscal 2020”) respectively, and 51% and 45% of the segment’s sales for fiscal 2021 and fiscal 2020, respectively.

4

                The Company’s vortex mixer is used to mix the contents of test tubes, beakers, and other various containers by placing such containers on a rotating cup or other attachments which cause the contents to be mixed at varying speeds. The Company’s additional mixers and shakers include a high-speed touch mixer, a mixer with an integral timer, a patented cell disruptor, microplate mixers, two vortex mixers incorporating digital control and display, a large capacity multi-vessel vortex mixer and a line of various orbital shakers.

                The Company also offers various benchtop multi-purpose rotators and rockers, designed to rotate and rock a wide variety of containers, and a refrigerated incubator and incubated shakers, which are multi-functional benchtop environmental chambers designed to perform various shaking and stirring functions under controlled environmental conditions.

                The Company’s line of magnetic stirrers includes a patented high/low programmable magnetic stirrer, a four-place high/low programmable magnetic stirrer, a large volume magnetic stirrer, and a four-place general purpose stirrer.

                The Company’s Torbal brand line of products includes pharmacy, laboratory, and industrial digital scales, mechanical balances, moisture analyzers, mechanical and automated pill counters, and force gauges and test stands.

Bioprocessing Systems. The Company, through SBHI, sublicenses certain patents and technology it holds relating to bioprocessing products exclusively under a license with the University of Maryland, Baltimore County (“UMBC”), for which it receives royalties for patents that expired in August 2021 and will expire in December 2023. SBHI through its two wholly-owned subsidiaries, SBI and Aquila, is also engaged in the design, development, manufacture and marketing of bioprocessing products, principally products incorporating smart sensors and state of the art software analytics. Products offered for sale include the Cell Growth Quantifier (“CGQ”) for Biomass monitoring in shake flasks, the Liquid Injection System (“LIS”) for automated feeding in shake flasks, and a line of coaster systems and flow-through cells for pH and DO monitoring.

Private Placement

On March 2, 2022, the Company entered into a private placement transaction with the selling stockholders pursuant to which the selling stockholders acquired shares of common stock and warrants to purchase additional shares of common stock, for which the shares of common stock (including those issuable upon the exercise of warrants) are being registered hereunder. See “Description of Private Placement”.

Corporate Information

We were incorporated in Delaware on July 2, 1954. Our principal executive offices are located at 80 Orville Drive, Suite 102, Bohemia, New York 11716, and our telephone number is (631) 567-4700. Our website address is www.scientificindustries.com. Our website and the information contained on, or that can be accessed through, our website will not be deemed to be incorporated by reference in, and are not considered part of, this prospectus. You should not rely on our website or any such information in making your decision whether to purchase our common stock.

THE OFFERING

Shares of Common Stock to be Offered by the Selling Stockholders	818,183 shares

Use of Proceeds

All proceeds from the sale of the shares of common stock under this prospectus will be for the account of the selling stockholders. We will not receive any proceeds from the sale of the common stock by the selling stockholders pursuant to this prospectus. However, when applicable, we will receive proceeds in connection with the exercise price of the warrant to purchase shares of our common stock, unless any of such warrants are exercised via cashless exercise to the extent provided for in the applicable warrant. See “Use of Proceeds”.

Over the Counter Common Stock Symbol	SCND

Risk Factors	Investing in our common stock involves a high degree of risk. See “Risk Factors” below.

5

RISK FACTORS

Investment in our common stock involves risks. Prior to making a decision about investing in our common stock, you should consider carefully the risk factors incorporated by reference in this prospectus, including the risk factors described in the section entitled “Risk Factors” contained in our most recent Annual Report on Form 10-K. Those risks and uncertainties are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. If any of these risks actually occur, our business, results of operations and financial condition could suffer. In that event the trading price of our common stock could decline, and you may lose all or part of your investment.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any documents we incorporate by reference herein may contain “forward-looking statements” (within the meaning of Section 27A of the Securities Act and Section 21E of the Securities and Exchange Act of 1934, as amended, or the Exchange Act. All statements other than statements of historical facts contained in or incorporated by reference into this prospectus, including statements regarding the timing of our clinical trials, our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans, objectives of management and expected market growth are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

The Company and its representatives may from time to time make written or oral forward-looking statements with respect to the Company’s annual or long-term goals, including statements contained in its filings with the Securities and Exchange Commission (“SEC”) and in its reports to stockholders.

The words or phrases "will likely result", “will be”, “will”, "are expected to", "will continue to", "is anticipated", "estimate", "project" or similar expressions identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. Readers are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date made.

These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. These forward-looking statements represent our current estimates and assumptions and, except as required by law, we undertake no obligation to update or review publicly any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this prospectus. We anticipate that subsequent events and developments will cause our views to change. You should read this prospectus, the documents incorporated by reference herein, and the documents filed as exhibits to the registration statement of which this prospectus is a part completely and with the understanding that our actual future results may be materially different from what we expect. Our forward-looking statements do not reflect the potential impact of any future acquisitions, merger, dispositions, joint ventures or investments we may undertake. We qualify all of our forward-looking statements by these cautionary statements.

DESCRIPTION OF PRIVATE PLACEMENT

We have issued and sold shares of our common stock and warrants to purchase our common stock in a private placement pursuant to a Securities Purchase Agreement dated, March 2, 2022 (the “March 2022 Private Placement”).

The March 2022 Private Placement

Pursuant to the terms of the Securities Purchase Agreement dated March 2, 2022 (the “2022 Securities Purchase Agreement”), we sold to the investors an aggregate of 545,456 shares of our common stock (the “2022 Shares”) at a price of $5.50 per share and warrants (the “2022 Warrants”) to purchase an additional 272,727 shares of our common stock (the “2022 Warrant Shares”) at an exercise price of $5.50 per share. The 2022 Warrants were immediately exercisable as of their date of issuance and expire five years from their date of issuance. If at any time commencing 12 months from March 2, 2022, but before the expiration of the 2022 Warrants, the volume weighted average pricing of our common stock exceeds $11.00 (subject to adjustment for forward and reverse stock splits, recapitalizations, stock dividends and the like) for each of thirty consecutive trading days, then we may, at any time in our sole discretion, call for the exercise of the 2022 Warrants, in their entirety. The March 2022 Private Placement closed on March 2, 2022 (the “2022 Closing Date”).

6

We were required under the terms of the 2022 Securities Purchase Agreement to use reasonable efforts to prepare and file with the SEC, a registration statement covering the resale or other disposition of the 2022 Shares and the 2022 Warrant Shares on or prior to the date ninety days after the 2022 Closing Date. We agreed to use our best efforts to have such registration statement declared effective for a period of one (1) year following the initial date of effectiveness.

Registration Rights

We have filed the registration statement of which this prospectus is a part to fulfill certain of our contractual obligations under the Securities Purchase Agreement with respect to the registration for resale of the shares of our common stock and the shares of our common stock issuable upon the exercise of the warrants that we sold under the Securities Purchase Agreement.

We were required under the terms of the 2022 Securities Purchase Agreement to use reasonable efforts to prepare and file with the SEC, a registration statement covering the resale or other disposition of the 2022 Shares and the 2022 Warrant Shares on or prior to the date ninety (90) days after the 2022 Closing Date. We agreed to use our best efforts to have such registration statement declared to be declared effective under the Securities Act by the Commission on or before the date that is ninety (90) days of the filing (or, in the event of a “full review” by the Commission, the date that is one hundred twenty (120) days after the date of the filing. We agreed to bear the expenses incurred in complying with these registration rights provisions. The 2022 Securities Purchase Agreement also includes customary indemnification provisions regarding the registration rights.

This description of the Securities Purchase Agreement and Registration Rights Agreement is not complete and is qualified in its entirety by reference to each of these agreements which have been filed as an exhibit to the registration statement of which this prospectus is a part. See “Where You Can Find Additional Information” and “Documents Incorporated by Reference.” The representations, warranties and covenants made by us in the Securities Purchase Agreement and the Registration Rights Agreement were made solely for the benefit of the parties to such agreements, including, in some cases, for the purpose of allocating risk among the parties thereto, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were made as of an earlier date. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the common stock by the selling stockholders named in this prospectus. All proceeds from the resale of the shares of our common stock offered by this prospectus will belong to the selling stockholders identified in this prospectus under “Selling Stockholders.”

We will, however, receive proceeds equal to the applicable exercise price of the warrants to purchase shares of our common stock, upon any exercise thereof, unless any of such warrants are exercised via cashless exercise to the extent provided for in the applicable warrant. We will use any such proceeds for ordinary course working capital needs. We have also agreed to bear all fees and expenses incident to our obligation to register shares of our common stock being offered by this prospectus.

MARKET FOR COMMON STOCK AND DIVIDEND POLICY

Our common stock is traded on the Over-the-Counter Bulletin Board under the symbol “SCND.” The last reported sale price of our common stock on May 23, 2022 was $5.00 per share. As of May 23, 2022, there were 290 stockholders of record of our common stock.

We have not declared or paid any cash dividends on our common stock since December 2018. We intend to retain any future earnings and do not expect to pay dividends in the foreseeable future.

SELLING STOCKHOLDERS

The common stock being offered by the selling stockholders are those previously issued and issuable to the selling stockholders upon exercise of the warrants to purchase shares of our common stock. For additional information regarding the issuances of those shares of common stock and warrants, see “Description of Private Placements”. We are registering the shares of common stock to permit the selling stockholders to offer the shares for resale or other disposition from time to time. In addition to the ownership of the shares of our common stock and warrants to purchase shares of our common stock that is the subject of this prospectus, certain of the selling stockholders have had material relationships with us within the past three years as disclosed in this prospectus and described below under “Relationships with Certain Selling Stockholders.”

7

The table below sets forth information as of the date of this prospectus, to our knowledge, the selling stockholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder) of the shares of common stock held by the selling stockholders. The second column lists the number of shares of common stock beneficially owned by the selling stockholders, as of May 23, 2022. The third column lists the maximum number of shares of common stock that may be sold or otherwise disposed of by the selling stockholders pursuant to the registration statement of which this prospectus forms a part. The selling stockholders may sell or otherwise dispose of some, all or none of their shares. Pursuant to Rules 13d-3 and 13d-5 of the Exchange Act, beneficial ownership includes any shares of our common stock as to which a stockholder has sole or shared voting power or investment power, and also any shares of our common stock which the stockholder has the right to acquire within 60 days. The percent of beneficial ownership for the selling stockholders is based on 7,003,599 shares of common stock outstanding as of the date of this prospectus

The shares of common stock being covered hereby may be sold or otherwise disposed of from time to time during the period the registration statement of which this prospectus is a part remains effective, by or for the account of the selling stockholders. After the date of effectiveness, the selling stockholders may have sold or transferred, in transactions covered by this prospectus or in transactions exempt from the registration requirements of the Securities Act, some or all of their common stock.

Unless otherwise noted below, the address of each selling stockholder listed on the table is c/o Scientific Industries, Inc., 80 Orville Drive, Suite 102, Bohemia, New York 11716.

	Shares Beneficially Owned as of this Prospectus		Shares Offered by this Prospectus	Shares Beneficially Owned After the Offering
Name of Selling Shareholder	Number	Percent		Number	Percent
21 April Fund L.P.	255,526[1]	3.60%	18,684[2]	236,842[3]	3.34%
21 April Fund, LTD.	649,500[4]	9.00%	49,500[5]	600,000[6]	8.33%
A.G. Family, L.P.	305,023[7]	4.29%	68,181[8]	236,842[9]	3.34%
Ali El-Mohandes	54,546[10]	0.78%	54,546[10]	-	0.00%
Barry Butler	13,638[11]	0.19%	13,638[11]	-	0.00%
Benjamin F. Jackson	27,273[12]	0.39%	27,273[12]	-	0.00%
William J. Cassano	13,638[13]	0.19%	13,638[13]	-	0.00%
Bruce C. Conway	87,750[14]	1.25%	12,750[15]	75,000[16]	1.07%
Bruce Pettet	15,000[17]	0.21%	15,000[17]	-	0.00%
Daniel Grunes	24,706[18]	0.35%	2,250[19]	22,456[20]	0.32%
David Frank	22,810[21]	0.32%	2,250[22]	20,560[23]	0.29%
Gary Cook Family Trust	27,273[24]	0.39%	27,273[24]	-	0.00%
Giuseppe Soldano	1,500[25]	0.02%	1,500[25]	-	0.00%
Harris Lydon	43,581[26]	0.62%	12,003[27]	31,578[28]	0.45%
Helena Santos	184,695[29]	2.58%	570[30]	184,125[31]	2.57%
Henry Hazard Moore	9,237[32]	0.13%	4,500[33]	4,737[34]	0.07%
James B. Polk	95,539[35]	1.35%	1,500[36]	94,039[37]	1.33%
James A. Clancy	13,348[38]	0.19%	5,454[39]	7,894[40]	0.11%
Jennifer Duncan’s Inheritors Trust	7,500[41]	0.11%	7,500[41]	-	0.00%
John A. Moore	226,583[42]	3.16%	19,500[43]	207,083[44]	2.89%
Josiah T. Austin	71,644[45]	1.02%	8,487[46]	63,157[47]	0.90%
Kikis Family Holdings LLC	13,635[48]	0.19%	13,635[48]	-	0.00%
Klaus Kretschmer	27,271[49]	0.39%	27,271[49]	-	0.00%
Konrad Herzog	25,456[50]	0.36%	3,000[51]	22,456[52]	0.32%
Lytton-Kambara Foundation	408,229[53]	5.72%	109,092[54]	299,137[55]	4.21%
Magellan Partners I, LLC	54,546[56]	0.78%	54,546[56]	-	0.00%
Marcus Frampton	20,813[57]	0.30%	10,500[58]	10,313	0.15%
Michael Mullins	4,500[59]	0.06%	4,500[59]	-	0.00%

8

	Shares Beneficially Owned as of this Prospectus		Shares Offered by this Prospectus	Shares Beneficially Owned After the Offering
Name of Selling Shareholder	Number	Percent		Number	Percent
Neal Polan	27,271[60]	0.39%	27,271[60]	-	0.00%
Robert Masters	15,000[61]	0.21%	15,000[61]	-	0.00%
Sandra F. Pessin	699,760[62]	9.67%	68,181[63]	631,579[64]	8.75%
Shoup Revocable Trust 04/29/03	10,092[65]	0.14%	10,092[65]	-	0.00%
Starlight Investment Holdings Limited	122,008[66]	1.73%	27,273[67]	94,735[68]	1.35%
TomSat Investment & Trading Co., Inc.	152,512[69]	2.16%	34,092[70]	118,420[71]	1.68%
VI LLC	6,819[72]	0.10%	6,819[72]	-	0.00%
Vogt Family Trust FBO William T. Vogt Jr.	8,181[73]	0.12%	8,181[73]	-	0.00%
Leedy Ying	5,460[74]	0.08%	5,460[74]	-	0.00%
YJP International Limited	27,273[75]	0.39%	27,273[75]	-	0.00%

____________________

1.	Includes 85,175 shares issuable upon exercise of warrants.
2.	Includes 6,228 shares issuable upon exercise of warrants.
3.	Includes 78,947 shares issuable upon exercise of warrants.
4.	Includes 216,500 shares issuable upon exercise of warrants.
5.	Includes 16,500 shares issuable upon exercise of warrants.
6.	Includes 200,000 shares issuable upon exercise of warrants.
7.	Includes 101,674 shares issuable upon exercise of warrants.
8.	Includes 22,727 shares issuable upon exercise of warrants.
9.	Includes 78,947 shares issuable upon exercise of warrants.
10.	Includes 18,182 shares issuable upon exercise of warrants.
11.	Includes 4,546 shares issuable upon exercise of warrants.
12.	Includes 9,091 shares issuable upon exercise of warrants.
13.	Includes 4,546 shares issuable upon exercise of warrants.
14.	Includes 29,250 shares issuable upon exercise of warrants.
15.	Includes 4,250 shares issuable upon exercise of warrants.
16.	Includes 25,000 shares issuable upon exercise of warrants.
17.	Includes 5,000 shares issuable upon exercise of warrants.
18.	Includes 2,013 shares issuable upon exercise of warrants, and options to purchase 18,667 shares of Common Stock.
19.	Includes 750 shares issuable upon exercise of warrants.
20.	Includes 1,263 shares issuable upon exercise of warrants, and options to purchase 18,667 shares of Common Stock.
21.	Includes 1,381 shares issuable upon exercise of warrants, and options to purchase 18,667 shares of Common Stock.
22.	Includes 750 shares issuable upon exercise of warrants.
23.	Includes 631 shares issuable upon exercise of warrants, and options to purchase 18,667 shares of Common Stock.
24.	Includes 9,091 shares issuable upon exercise of warrants.
25.	Includes 500 shares issuable upon exercise of warrants.
26.	Includes 14,527 shares issuable upon exercise of warrants.
27.	Includes 4,001 shares issuable upon exercise of warrants.
28.	Includes 10,526 shares issuable upon exercise of warrants.
29.	Includes 716 shares issuable upon exercise of warrants and options to purchase 161,295 shares of Common Stock.
30.	Includes 190 shares issuable upon exercise of warrants.
31.	Includes 526 shares issuable upon exercise of warrants, options to purchase 161,295 shares of Common Stock and 21,252 shares of Common Stock previously held by the stockholder.
32.	Includes 3,079 shares issuable upon exercise of warrants.
33.	Includes 1,500 shares issuable upon exercise of warrants.
34.	Includes 1,579 shares issuable upon exercise of warrants.

9

35.	Includes 3,131 shares issuable upon exercise of warrants and options to purchase 86,146 shares of Common Stock.
36.	Includes 500 shares issuable upon exercise of warrants.
37.	Includes 2,631 shares issuable upon exercise of warrants and options to purchase 86,146 shares of Common Stock.
38.	Includes 4,449 shares issuable upon exercise of warrants.
39.	Includes 1,818 shares issuable upon exercise of warrants.
40.	Includes 2,631 shares issuable upon exercise of warrants.
41.	Includes 2,500 shares issuable upon exercise of warrants.
42.	Includes 17,026 shares issuable upon exercise of warrants, and options to purchase 153,305 shares of Common Stock.
43.	Includes 6,500 shares issuable upon exercise of warrants.
44.	Includes 10,526 shares issuable upon exercise of warrants, options to purchase 153,305 shares of Common Stock and 43,252 shares of Common Stock previously held by the stockholder.
45.	Includes 23,881 shares issuable upon exercise of warrants.
46.	Includes 2,829 shares issuable upon exercise of warrants.
47.	Includes 21,052 shares issuable upon exercise of warrants.
48.	Includes 4,545 shares issuable upon exercise of warrants.
49.	Includes 9,090 shares issuable upon exercise of warrants.
50.	Includes 2,263 shares issuable upon exercise of warrants, and options to purchase 18,667 shares of Common Stock.
51.	Includes 1,000 shares issuable upon exercise of warrants.
52.	Includes 1,263 shares issuable upon exercise of warrants, and options to purchase 18,667 shares of Common Stock.
53.	Includes 131,893 shares issuable upon exercise of warrants.
54.	Includes 36,364 shares issuable upon exercise of warrants.
55.	Includes 95,529 shares issuable upon exercise of warrants.
56.	Includes 18,182 shares issuable upon exercise of warrants.
57.	Includes 3,500 shares issuable upon exercise of warrants.
58.	Includes 3,500 shares issuable upon exercise of warrants.
59.	Includes 1,500 shares issuable upon exercise of warrants.
60.	Includes 9,090 shares issuable upon exercise of warrants.
61.	Includes 5,000 shares issuable upon exercise of warrants.
62.	Includes 233,253 shares issuable upon exercise of warrants.
63.	Includes 22,727 shares issuable upon exercise of warrants.
64.	Includes 210,526 shares issuable upon exercise of warrants.
65.	Includes 3,364 shares issuable upon exercise of warrants.
66.	Includes 40,669 shares issuable upon exercise of warrants.
67.	Includes 9,091 shares issuable upon exercise of warrants.
68.	Includes 31,578 shares issuable upon exercise of warrants.
69.	Includes 50,837 shares issuable upon exercise of warrants.
70.	Includes 11,364 shares issuable upon exercise of warrants.
71.	Includes 39,473 shares issuable upon exercise of warrants.
72.	Includes 2,273 shares issuable upon exercise of warrants.
73.	Includes 2,727 shares issuable upon exercise of warrants.
74.	Includes 1,820 shares issuable upon exercise of warrants.
75.	Includes 9,091 shares issuable upon exercise of warrants.

Relationship with Certain Selling Stockholders

Daniel Gruenes

Daniel Gruenes is the Vice President of Research and Development and Operations of the Company’s Bioprocessing Operations.

John A. Moore

John A. Moore was elected to the Company’s Board of Directors on January 23, 2019, and became the Chairman of the Board of Directors on January 29, 2020. Mr. Moore also served as a consultant to the Company from March 1, 2019 until June 30, 2020.

10

James B. Polk

James B. Polk is Vice President of Sales for North, Central, and South America regions of the Company’s wholly-owned subsidiary, Scientific Bioprocessing, Inc.

Helena Santos

Helena Santos has been a Director of the Company and the President, Chief Executive Officer, Chief Financial Officer and Treasurer for the past three years.

DESCRIPTION OF COMMON STOCK

The following description of our common stock, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of our common stock that the selling stockholders may offer under this prospectus. It may not contain all the information that is important to you. For the complete terms of our common stock, please refer to our amended certificate of incorporation and our amended and restated bylaws, which are incorporated by reference into the registration statement which includes this prospectus. The Delaware General Corporation Law, or DGCL, may also affect the terms of our common stock. If we so indicate in a prospectus supplement, the terms of any security offered under that prospectus supplement may differ from the terms we describe below.

Our amended certificate of incorporation provides for one class of common stock. Our authorized capital stock consists of 20,000,000 shares of common stock. As of May 23, 2022, we had outstanding 7,003,599 shares of common stock, held by 290 stockholders of record. As of May 23, 2022, we also had outstanding options to acquire 1,221,977 shares of our common stock with a weighted average exercise price of $8.45 per share. In addition, as of May 23, 2022, there were warrants outstanding for the purchase of an aggregate of 3,420,510 shares of common stock with a weighted average exercise price of $8.98 per share. Further, as of May 23, 2022, 1,796,113 shares of our common stock are available for issuance pursuant to awards made under the Scientific Industries, Inc. 2022 Stock Option Plan, as amended.

Voting Rights

Under our amended certificate of incorporation, each share of our common stock entitles the holder to one vote with respect to each matter presented to our stockholders on which the holders of our common stock are entitled to vote. Our common stock votes as a single class on all matters relating to the election and removal of directors on our board of directors and as provided by law. Holders of our common stock do not have cumulative voting rights. Except in respect of matters relating to the election and removal of directors on our board of directors and as otherwise provided in our amended certificate of incorporation or required by law, all matters to be voted on by our stockholders must be approved by a majority of the shares present in person or by proxy at the meeting and entitled to vote on the subject matter. In the case of election of directors, all matters to be voted on by our stockholders must be approved by a plurality of the votes entitled to be cast by all shares of our common stock.

Dividends

The holders of our common stock will be entitled to share equally, identically and ratably in any dividends that our board of directors may determine to issue from time to time. We have not paid cash dividends on our common stock since December 14, 2018. We do not anticipate paying periodic cash dividends on our common stock for the foreseeable future. Any future determination about the payment of dividends will be made at the discretion of our board of directors and will depend upon our earnings, if any, capital requirements, operating and financial conditions and on such other factors as the board of directors deems relevant.

Liquidation Rights

In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, holders of our common stock would be entitled to share ratably in our assets that are legally available for distribution to stockholders after payment of our debts and other liabilities.

Other Rights

Our stockholders have no preemptive, conversion or other rights to subscribe for additional shares of our common stock. All outstanding shares of our common stock are, and all shares of our common stock offered by this prospectus will be, when sold, validly issued, fully paid and nonassessable. The rights, preferences and privileges of the holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate and issue in the future.

11

Listing

Our common stock is listed on the Over-the-Counter Bulletin Board under the symbol “SCND.”

Transfer Agent and Registrar

The transfer agent for our common stock is Continental Stock Transfer & Trust Company. Its address is 1 State Street, New York, New York 10004.

Certain Effects of Authorized but Unissued Stock

We have shares of common stock available for future issuance by action of the Board of Directors without stockholder approval. We may issue these additional shares for a variety of corporate purposes, including future public or private offerings to raise additional capital or to facilitate corporate acquisitions or for payment as a dividend on our capital stock.

Anti-Takeover Effects of Provisions of Our Charter Documents

Our amended certificate of incorporation provides for our board of directors to be divided into three classes with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Because our stockholders do not have cumulative voting rights, our stockholders holding a majority of the shares of our common stock outstanding will be able to elect all of our directors. Our amended certificate of incorporation and amended and restated bylaws provide that only our board of directors, president or secretary of the holders of 66 2/3 percent in interest of the stockholders entitled to vote may call a special meeting of stockholders.

Our amended certificate of incorporation also provides that a “Subject Transaction” with a “Related Party” requires the approval of the holders of 80% of the Company’s voting stock, unless (i) the Subject Transaction is approved by 2/3 of our Board of Directors and (ii) our stockholders receive at least $6.00 per share. A Subject Transaction is (i) a merger or consolidation of the Company, (ii) the sale, lease, exchange, transfer or other disposition of all or substantially all the assets of the Company, or (ii) the sale, lease, exchange, transfer or other disposition of any assets to the Company in exchange for voting securities, unless (i) the value of such assets is less than $1,000,000 (ii) the voting securities issued by the Company constitute less than 20% of the aggregate voting securities of the Company. A Related Person is a stockholder (or group of stockholders that are required under the Securities Exchange Act of 1934, as amended, to file a Form 13D or Form 13G) that is the beneficial owner of 5% or more of the voting securities of the Company.

These provisions may have the effect of deterring hostile takeovers or delaying changes in our control or management. These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of us. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our common stock that could result from actual or rumored takeover attempts.

Anti-Takeover Effects of Provisions of Delaware Law

We are subject to Section 203 of the DGCL, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

•	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

12

In general, Section 203 defines business combination to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

Limitation of Liability and Indemnification

We have adopted provisions in our amended certificate of incorporation that limit or eliminate the liability of our directors for monetary damages for breach of their fiduciary duties, except for liability that cannot be eliminated under the DGCL. Section 102(b)(7) of the DGCL, provides that a corporation may, in its original certificate of incorporation or an amendment thereto, eliminate or limit the personal liability of a director for violations of the director’s fiduciary duty, except (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) pursuant to Section 174 of the DGCL, which provides for liability of directors for unlawful payments of dividends or unlawful stock purchases or redemptions or (4) for any transaction from which a director derived an improper personal benefit. Accordingly, our directors will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except with respect to the following:

•	any breach of their duty of loyalty to us or our stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or

•	any transaction from which the director derived an improper personal benefit.

This limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission. If Delaware law is amended to authorize the further elimination or limiting of director liability, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law as so amended.

Section 145 of the DGCL provides that a corporation may indemnify any person, including an officer or director, who is, or is threatened to be made, party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of such corporation, by reason of the fact that such person was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the corporation’s best interest and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify any officer or director in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred.

13

Our amended certificate of incorporation and our amended and restated bylaws provide that we shall indemnify our directors and executive officers and shall indemnify our other officers and employees and other agents to the fullest extent permitted by law. We believe that indemnification under our bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in this capacity, regardless of whether our bylaws would permit indemnification.

In addition, we have entered and intend to continue to enter into separate indemnification agreements with certain of our directors and executive officers that are, in some cases, broader than the specific indemnification provisions provided by Delaware law and our charter documents, and may provide additional procedural protection. These agreements will require us, among other things, to:

•	indemnify officers and directors against certain liabilities that may arise because of their status as officers and directors;

•	advance expenses, as incurred, to officers and directors in connection with a legal proceeding subject to limited exceptions; and

•	cover officers and directors under any general or directors’ and officers’ liability insurance policy maintained by us.

We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

In addition, we maintain standard policies of insurance under which coverage is provided to our directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, and to us with respect to payments which may be made by us to such directors and officers pursuant to the above indemnification provisions or otherwise as a matter of law.

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the date the registration statement of which this Prospectus is a part is declared effective by the SEC;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

14

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed a supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 supplementing or amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed a supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 supplementing or amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares of common stock. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus. If the selling stockholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Securities Exchange Act of 1034, as amended, may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement and (2) one year from the date of this prospectus.

15

MANAGEMENT'S DISCUSSION AND ANALYSIS

For the Year Ended June 30, 2021 and 2020:

Forward-Looking statements. Certain statements contained in this report are not based on historical facts, but are forward-looking statements that are based upon various assumptions about future conditions. Actual events in the future could differ materially from those described in the forward-looking information. Numerous unknown factors and future events could cause such differences, including but not limited to, product demand, market acceptance, success of marketing strategy, success of expansion efforts, impact of competition, adverse economic conditions, and other factors affecting the Company’s business that are beyond the Company’s control, which are discussed elsewhere in this report. Consequently, no forward-looking statement can be guaranteed. The Company undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. This Management’s Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with the Company’s financial statements and the related notes included elsewhere in this report.

Overview. The Company’s results reflect the results from the Benchtop Laboratory Equipment Operations and the Bioprocessing Systems Operations, which includes two months of results for Aquila, following its acquisition on April 29, 2021. The Company realized a loss from continuing operations before income tax benefit of $4,055,000 for fiscal 2021 compared to a loss of $667,400 for fiscal 2020, primarily due to increased operating expenses of its Bioprocessing Systems Operations, which included significant amounts for product development, sales and marketing, costs related to the acquisition of Aquila, and non-cash compensation expense related to stock options, partially offset by the profits generated by increased sales of the Benchtop Laboratory Equipment Operations. The results also reflected a loss before income tax benefit for discontinued operations of $769,900 compared to $472,500 in fiscal 2020. On November 30, 2020, the Company sold substantially all of the assets of its Catalyst Research Instruments Operations which was operated through its wholly-owned subsidiary, Altamira Instruments, Inc.

The challenges posed by the COVID-19 pandemic on the global economy began to take effect and impact the Company’s operations at the end of the third quarter of the year ended June 30, 2020. At that time, the Company took appropriate action and put plans in place to diminish the effects of COVID-19 on its operations, enabling the Company to continue to operate with minor or temporary disruptions to its operations. The Company took immediate action as it pertains to COVID-19 preparedness by implementing the Center for Disease Control’s guidelines for employers in order to protect the Company’s employees’ health and safety, with actions such as implementing work from home, social distancing in the workplace, requiring self-quarantine for any employee showing symptoms, wearing face coverings, and training employees on maintaining a healthy work environment. The Bioprocessing Systems Operations’ SBI facility was shut down temporarily due to state mandates, however, the impact on operations was immaterial, and the Company has been able to retain its employees without furloughs or layoffs, in part, due to the Company’ receipt of two loans under the Federal Government’s Paycheck Protection Program (“PPP”). The Company received $563,800 and $433,800 in April 2020 and March 2021, respectively, under this program administered by the U.S. Small Business Administration through its bank. The first loan was forgiven in June 2021 except for $32,700 which was repaid. The remaining loan bears interest at 1% per annum and matures in March 2026 and contains no collateral or guarantee requirements. The Company expects to apply for and receive forgiveness for the majority of the second loan. The Bioprocessing Systems Operations’ German operation, which was acquired on April 29, 2021,was negatively impacted in its ability to secure new orders because Aquila had historically relied on face-to-face meetings at trade shows for its sales opportunities. While it has participated in virtual trade shows, management believes that certain sales opportunities are lost as a result. The Company has not experienced and does not anticipate any material impact on its ability to collect its accounts receivable due to the nature of its customers, which are primarily distributors of laboratory equipment and supplies which have benefitted from the Pandemic due to the nature of the products and have the ability to pay. However, there is a delay in the receipt of a receivable from a customer related to the Company’s discontinued operations due to a delay in the Company’s ability to complete the installation of equipment purchased by the customer, as a result of the Pandemic. The Company has not experienced and does not anticipate any material impairment to its tangible and intangible assets, system of internal controls, or delivery and distribution of its products as a result of COVID-19, however the ultimate impact of COVID-19 on the Company’s business, results of operations, financial condition and cash flows is dependent on future developments, including the duration or worsening of the pandemic and the related length of its impact on the global economy, which are uncertain and cannot be predicted at this time. The Company is currently experiencing some delays from its supply chain which is having an impact on delayed delivery of some products, however this is deemed temporary and does not affect the Company’s major product – the Vortex-Genie 2. In addition, due to the travel restrictions imposed by the United States and other governments worldwide, Company personnel may be restricted from traveling to conduct its operations including site visits, customer visits and installations, vendor facility visits, and other sales and marketing related travel that can negatively impact the Company.

Results of Operations. Net revenues for fiscal 2021 increased $1,990,800 (25.6%) to $9,775,200 from $7,784,400 for fiscal 2020, reflecting an increase of $2,260,000 in net sales of Benchtop Laboratory Equipment Operations, in part related to its products being used in COVID-19 related research and testing, and a decrease of $269,200 in net revenues of the Bioprocessing Systems Operations, primarily due to decreased royalties earned during the current year period due to expiring patents.

The gross profit percentage for fiscal 2021 of 50.9% approximated fiscal 2020’s gross profit percentage of 50.6%.

16

General and administrative expenses for fiscal 2021 increased by approximately $1,753,100 (77.0%) to $4,028,500 compared to $2,275,400 for fiscal 2020 due primarily to compensation-related costs resulting from stock option grants and increased costs from the Bioprocessing Systems Operations in part due to the acquisition of Aquila in the fourth quarter of fiscal 2021.

Selling expenses for fiscal 2021 increased approximately $2,846,100 (240.0%) to $4,031,900 from $1,185,800 for fiscal 2020, primarily due to increased sales and marketing expenses incurred by the Bioprocessing Systems operations for sales and marketing personnel, sales and marketing activities, and compensation-related costs resulting from stock option grants.

Research and development expenses increased $484,100 (42.5%) to $1,623,800 for fiscal 2021 compared to $1,139,700 for fiscal 2020, due to increased product development expenditures by the Bioprocessing Systems operations, including such expenditures incurred by Aquila since its acquisition in the fourth quarter of fiscal 2021, partially offset by decreased product development expenditures incurred by the Benchtop Laboratory Equipment Operations.

Total other income (loss), net was $653,800 for fiscal 2021 compared to $(3,900) in fiscal 2020. This increase was due primarily to the $531,100 forgiveness of the first PPP loan received by the Company, and increased interest income resulting from increased investment securities balances.

The Company reflected income tax benefit for continuing operations of $945,000 for fiscal 2021 compared to income tax benefit of $214,000 for fiscal 2020, primarily due to the loss incurred.

As a result of the foregoing, the Company recorded a net loss from continuing operations of $3,110,000 for fiscal 2021 compared to a net loss from continuing operations of $453,400 for fiscal 2020.

The Company reflected a net loss from discontinued operations of $562,500 for fiscal 2021, compared to a $249,900 loss for fiscal 2020, primarily due to loss on the sale of the majority of the operation’s assets during the current fiscal year.

As a result of the above, the Company recorded a net loss of $3,672,500 for fiscal 2021 compared to a net loss of $703,300 for fiscal 2020.

Liquidity and Capital Resources. Cash and cash equivalents increased by $2,115,500 to $9,675,200 as of June 30, 2021 from $7,559,700 as of June 30, 2020. The Company received $563,800 and $433,800 in April 2020 and March 2021, respectively, under the Payroll Protection Program administered by the U.S. Small Business Administration through its bank. The first loan was forgiven in June 2021 except for $32,700 which was repaid. The remaining loan bears interest at 1% per annum and matures in March 2026 and contains no collateral or guarantee requirements. The Company expects to apply for and receive forgiveness for the majority of the second loan. In April and June of 2021, the Company received a total of $16,074,000, net of issuance costs, from the sale of its Common Stock as further described in Note 15 of the financial statements in Item 8. The Company expects that it will be able to meet its cash flow needs during the next 12 months from cash derived from its operations and cash on-hand.

Net cash used in operating activities was $3,301,500 for fiscal 2021 compared to net cash used in operating activities of $168,100 for fiscal 2020, primarily due to the net loss for the current year. Net cash used in investing activities was $10,884,000 for fiscal 2021 compared to $84,100 for fiscal 2020 due mainly to acquisition of Aquila in the current year and purchase of investment securities. Net cash provided by financing activities was $16,310,200 for fiscal 2021 compared to $6,209,400 during fiscal 2020 due mainly to proceeds from issuance of stock and the proceeds from the Payroll Protection Program loan.

The Company's working capital increased by $5,595,800 to $16,144,300 as of June 30, 2021 compared to $10,548,500, as of June 30, 2020, primarily due to the cash received from the equity financings.

17

For Three and Nine Months Ended March 31, 2022 and 2021:

                Forward-Looking statements. Certain statements contained in this report are not based on historical facts, but are forward-looking statements that are based upon various assumptions about future conditions. Actual events in the future could differ materially from those described in the forward-looking information. Numerous unknown factors and future events could cause such differences, including but not limited to, product demand, market acceptance, success of marketing strategy, success of expansion efforts, impact of competition, adverse economic conditions, and other factors affecting the Company’s business that are beyond the Company’s control, which are discussed elsewhere in this report. Consequently, no forward-looking statement can be guaranteed. The Company undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. This Management’s Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with the Company’s financial statements and the related notes included elsewhere in this report.

Overview. The Company’s results reflect those of the Benchtop Laboratory Equipment Operations and the Bioprocessing Systems Operations, which includes the results for Aquila following its acquisition on April 29, 2021. The Company realized a loss from continuing operations before income tax benefit of $1,844,600 for the three months ended March 31, 2022 compared to a $1,830,200 loss for the three months ended March 31, 2021, and a loss before income tax benefit of $4,698,200 for the nine months ended March 31, 2022 compared to a loss of $2,205,200 for the nine months ended March 31, 2021, primarily due to increased operating expenses of its Bioprocessing Systems Operations, which included significant expenditures for product development, sales and marketing, and non-cash compensation expense related to stock options.

COVID-19 Pandemic. The Company has not experienced and does not expect to experience any material impact on its ability to collect its accounts receivable due to the nature of its customers, which are primarily distributors of laboratory equipment and supplies, and pharmaceutical companies, which have benefitted from the Pandemic due to the nature of the products and have the ability to pay. The Company also has not experienced and does not expect to experience any material impairment to its tangible and intangible assets or system of internal controls, however the ultimate impact of COVID-19 on the Company’s business, results of operations, financial condition and cash flows is dependent on future developments, including the duration or worsening of the pandemic, which are uncertain and cannot be predicted at this time. The Company has experienced supply chain disruptions which has had an impact on its operations causing delayed delivery of some products to its customers, and production inefficiencies. As of March 31, 2022, the Company had a total backlog of approximately $747,000 in benchtop laboratory equipment orders, which approximated the backlog level as of March 31, 2021.

In addition, due to the travel restrictions imposed by the United States and other governments worldwide, Company personnel had been and may be restricted in the future from traveling to conduct its operations including trade shows, Company facility visits, customer visits and installations, vendor facility visits, and other sales and marketing related travel that can negatively impact the Company. The operations of Aquila were negatively affected in their ability to secure new orders because Aquila had historically relied on face-to-face meetings at trade shows for its sales opportunities. While it has participated in virtual trade shows, management believes that certain sales opportunities were lost as a result. The Company has recently started to attend in-person trade shows.

Results of Operations.

The Three Months Ended March 31, 2022 Compared With The Three Months Ended March 31, 2021

Net revenues for the three months ended March 31, 2022 increased $356,300 (14.2%) to $2,864,900 from $2,508,600 for the three months ended March 31, 2021, reflecting an increase of $287,400 in net revenues due primarily to product revenues derived from sale of Aquila bioprocessing products, and $68,900 in sales from the Benchtop Laboratory Equipment Operations due to increased sales of its Torbal brand products. The Benchtop Laboratory Equipment Operations sales reflected $580,100 of Torbal brand net product sales for the three months ended March 31, 2022, compared to $466,200 for the three months ended March 31, 2021 primarily due to increased sales of its automated VIVID pill counter.

The gross profit percentage on a combined basis was 54.0% for the three months ended March 31, 2022 compared to 54.3% for the three months ended March 31, 2021, due primarily to decreased margins for the Benchtop Laboratory Equipment Operations resulting from increased costs for labor and materials.

General and administrative expenses for the three months ended March 31, 2022 increased by $224,800 (16.2%) to $1,610,400 from $1,385,600 for the three months ended March 31, 2021 due primarily to costs incurred by the Bioprocessing Systems Operations which includes Aquila which was acquired in April 2021.

Selling expenses for the three months ended March 31, 2022 decreased $332,100 (24.0%) to $1,054,000 from $1,386,100 for the three months ended March 31, 2021.  The decrease was due primarily to extensive use of sales and marketing consultants in the prior year period compared to lower cost employees in the current year period, and decreased stock option compensation-related costs for the Bioprocessing Systems Operations in the current year period.

18

Research and development expenses increased by $174,500 (38.8%) to $624,500 for the three months ended March 31, 2022 compared to $450,000 for the three months ended March 31, 2021, due primarily to product development costs incurred by the Bioprocessing Systems Operations, including additional expenditures of the Aquila operation which was acquired in April 2021.

Total other expense, net, for the three months ended March 31, 2022 was $102,300, compared to $28,600 of total other income, net, for the three months ended March 31, 2021.  The decrease was due primarily to realized losses on investment securities during the current year period.

The Company reflected a total income tax benefit of $317,200 and $378,200 for the three months ended March 31, 2022, and 2021, respectively.

As a result of the foregoing, the Company recorded a net loss from continuing operations of $1,527,400 for the three months ended March 31, 2022 compared to a net loss from continuing operations of $1,452,000 for the three months ended March 31, 2021.

The Company reflected a loss from discontinued operations of $7,600 for the three months ended March 31, 2022, compared to a gain of $16,400 for the three months ended March 31, 2021, due to miscellaneous expenses incurred during the current year period.

The Nine Months Ended March 31, 2022 Compared With The Nine Months Ended March 31, 2021

Net revenues for the nine months ended March 31, 2022 increased $1,378,400 (19.0%) to $8,623,500 from $7,245,100 for the nine months ended March 31, 2021, reflecting an increase of $716,000 in revenues from the Bioprocessing Systems Operations due primarily to sales of Aquila products, and an increase of $662,400 in revenue of the Benchtop Laboratory Equipment due to increased sales of its Genie and Torbal brand products. The Benchtop Laboratory Equipment sales reflected $1,825,400 of Torbal brand product sales for the nine months ended March 31, 2022, compared to $1,560,700 for the nine months ended March 31, 2021, primarily due to increased sales of its automated VIVID pill counter.

The gross profit percentage on a combined basis was 51.8% for the nine months ended March 31, 2022 compared to 52.8% for the nine months ended March 31, 2021, due primarily to decreased margins for the Benchtop Laboratory Equipment Operations resulting from increased costs for labor and materials.

General and administrative expenses for the nine months ended March 31, 2022 increased by $2,000,600 (81.9%) to $4,442,300 from $2,441,700 for the nine months ended March 31, 2021, due primarily to costs incurred by the Bioprocessing Systems Operations which includes the Aquila operation which was acquired in April 2021.

Selling expenses for the nine months ended March 31, 2022 increased $337,900 (12.7%) to $2,996,800 from $2,658,900 for the nine months ended March 31, 2021, due primarily to the Bioprocessing Systems Operations which includes the Aquila operation which was acquired in April 2021.

Research and development expenses increased by $1,117,300 (109.1%) to $2,141,300 for the nine months ended March 31, 2022 compared to $1,024,000 for the nine months ended March 31, 2021, mainly due to product development costs incurred by the Bioprocessing Systems Operations’ Aquila operation which was acquired in the fourth quarter of fiscal 2021.

Total other income, net, for the nine months ended March 31, 2022, was $413,300 reflecting $433,800 loan forgiveness for the Company’s second PPP Loan, compared to $93,700 for the nine months ended March 31, 2021.

The Company reflected income tax benefits for continuing operations of $1,054,500 for the nine months ended March 31, 2022 compared to income tax benefit of $472,300 for the nine months ended March 31, 2021, primarily due to the increased loss.

As a result of the foregoing, the Company recorded a net loss from continuing operations of $3,643,700 for the nine months ended March 31, 2022, compared to a net loss from continuing operations of $1,732,900 for the nine months ended March 31, 2021.

The Company reflected a gain from discontinued operations of $3,400 for the nine months ended March 31, 2022, compared to a loss of $578,500 for the nine months ended March 31, 2021, due to miscellaneous income earned during the current year period and the loss on disposal of assets of the discontinued operation in the prior year period.

Liquidity and Capital Resources.

Cash and cash equivalents decreased by $5,607,200 to $4,068,000 as of March 31, 2022 from $9,675,200 as of June 30, 2021, due primarily to the Company's purchase of investment securities and the loss during the period, net of cash received on the issuance of common stock and warrants.

19

Net cash used in operating activities was $3,695,300 for the nine months ended March 31, 2022 compared to $2,592,500 during the nine months ended March 31, 2021, primarily as a result of the increased loss incurred for the current period. Net cash used in investing activities was $4,548,600 for the nine months ended March 31, 2022 compared to $4,763,100 used during the nine months ended March 31, 2021 due to a decrease of purchases and redemptions of investments. Net cash provided by financing activities was $2,727,200 for the nine months ended March 31, 2022, compared to $423,400 provided during the nine months ended March 31, 2021, primarily due to the proceeds received on the issuance of common stock and warrants.

The Company’s working capital increased by $245,100 to $16,389,400 as of March 31, 2022 compared to $16,144,300, as of June 30, 2021, primarily due to a net decrease of $284,300 in current liabilities, that consist of a decrease of approximately $881,900 in accrued expense and other liabilities and a increase of $597,600 in accounts payable and a net decrease of $39,200 in current assets, that consist of a decrease of approximately $1,583,200, net of cash proceeds received on the issuance of common stock and warrants and cash used in operating and investing activities, a increase of approximately of $1,391,000 in inventory, a increase of approximately $418,000 in accounts receivable and a decrease of $265,000 in prepaid and other assets.

LEGAL MATTERS

The validity of the shares of common stock offered in this prospectus is being passed upon for us by Reitler Kailas & Rosenblatt LLP, New York, New York.

EXPERTS

Nussbaum Berg Klein & Wolpow, CPAs LLP, our independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2021, as set forth in their report, which is included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2021, which financial statements are incorporated herewith in this prospectus, and by reference. Our consolidated financial statements are incorporated by reference in reliance on Nussbaum Berg Klein & Wolpow, CPAs LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to the information requirements of the Exchange Act and we therefore file periodic reports, proxy statements and other information with the SEC relating to our business, financial statements and other matters. The reports, proxy statements and other information we file may be inspected and copied at prescribed rates at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website that contains reports, proxy and information statements and other information regarding issuers like us that file electronically with the SEC. The address of the SEC’s website is http://www.sec.gov.

This prospectus constitutes part of a registration statement on Form S-1 filed under the Securities Act with respect to the shares of common stock covered hereby. As permitted by the SEC’s rules, this prospectus omits some of the information, exhibits and undertakings included in the registration statement. You may read and copy the information omitted from this prospectus but contained in the registration statement, as well as the periodic reports and other information we file with the SEC, at the public reference room and web site of the SEC referred to above. You may also access our filings with the SEC on our web site is located at http://www.scientificindustries.com. The information contained on our web site is not part of this prospectus.

Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance we refer you to the copy of the contract or other document filed or incorporated by reference as an exhibit to the registration statement or as an exhibit to our Exchange Act filings, each such statement being qualified in all respects by such reference.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information superseded by information that is included directly in this document or incorporated by reference subsequent to the date of this document.

20

This prospectus incorporates by reference the documents listed below:

•	our Annual Report on Form 10-K for the year ended June 30, 2021, filed with the SEC on October 14, 2021;

•	our Quarterly Reports on Form 10-Q filed with the SEC on November 15, 2021, February 16, and May 16, 2022;

•	our Current Reports on Form 8-K filed with the SEC on December 10, 2021, February 7, February 25, March 2, April 5, and April 13, 2022; and

•	the description of our common stock contained on Form 8-A, filed with the SEC approximately in December 1954, including any amendments or reports filed for the purpose of updating the description.

In addition, all documents subsequently filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering, shall be deemed to be incorporated by reference into this prospectus; provided, however, that all reports, exhibits and other information that we “furnish” to the SEC will not be considered incorporated by reference into this prospectus. Any statement contained in a document incorporated by reference in this prospectus or any prospectus supplement shall be deemed to be modified or superseded to the extent that a statement contained herein, therein or in any other subsequently filed document that also is incorporated by reference herein or therein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus or any prospectus supplement.

We will provide to you at no cost a copy of any and all of the information incorporated by reference into the registration statement of which this prospectus is a part. You may make a request for copies of this information in writing or by telephone. Requests should be directed to:

Scientific Industries, Inc.

80 Orville Drive, Suite 102

Bohemia, New York 11716

Attn: Corporate Secretary

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus.

Copies of the documents incorporated by reference may also be found on our website at www.scientificindusties.com. Except with respect to the documents expressly incorporated by reference above which are accessible at our website, the information contained on our website is not a part of and should not be construed as being incorporated by reference into, this prospectus.

21

SCIENTIFIC INDUSTRIES, INC. AND SUBSIDIARIES

AS OF AND FOR THE YEARS ENDED JUNE 30, 2021 AND 2020

CONTENTS

Page

Report of independent registered public accounting firm	23

Consolidated financial statements:

Balance sheets	24

Statements of comprehensive loss	25

Statements of changes in stockholders’ equity	26

Statements of cash flows	27

Notes to financial statements	28 - 51

22

SCIENTIFIC INDUSTRIES, INC.

AND SUBSIDIARIES

FINANCIAL STATEMENTS AND REPORT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

AS OF AND FOR THE YEARS ENDED

JUNE 30, 2021 AND 2020

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders’

Scientific Industries, Inc.

Bohemia, New York

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Scientific Industries, Inc. and its subsidiaries (the “Company”) as of June 30, 2021 and 2020, the related consolidated statements of comprehensive loss, changes in stockholders' equity and cash flows for the years then ended, and the related notes to the consolidated financial statements and schedules (collectively, the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2021 and 2020, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the auditing standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to those charged with governance and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Business Combination

As described in Note 16 to the financial statements, the Company completed its acquisition of Aquila biolabs GmbH (“Aquila”) on April 29, 2021, for a total purchase price of $7,880,100, resulting in the addition of $6,655,415 of intangible assets. The acquisition was accounted for as a business combination.

The principal considerations for our determination that the valuation of acquired intangible assets is a critical audit matter is that the valuation of the acquired intangible assets was considered especially challenging and required significant auditor judgment due to the complex determination by management of the appropriate assumptions, such as discount rates, revenue projections, and projected profit margins, for the valuation of the acquired intangible assets. The Company, utilizing third-party specialists, used income valuation models including Relief from Royalty Method and the Multi-Period Excess Earning Method (MPEEM) to measure the identified intangible assets. This required a high degree of auditor judgment and an increased extent of effort, including the need to involve professionals having expertise in the valuation of acquired intangible assets, when performing audit procedures to evaluate management’s judgments and conclusions related to the valuation of the intangible assets.

To test the estimated fair values of the identified intangible assets, our audit procedures included, among others, reading the underlying agreements, testing management’s application of the relevant accounting guidance, and involving a specialist to assist us in the evaluation of the Company’s valuation methodology and testing of the significant assumptions used by the Company to develop forecasted results for Aquila, including projected revenue growth and operating margins. For example, we compared the significant assumptions to current industry, market and economic trends. Additionally, we tested the completeness and accuracy of the underlying data supporting the significant assumptions and estimates.

/s/ Nussbaum Berg Klein & Wolpow, CPAs LLP

We have served as the Company’s auditor since 1991.

Melville, New York

October 14, 2021

23

SCIENTIFIC INDUSTRIES, INC. AND SUBSIDIARIES

BALANCE SHEETS

AS OF JUNE 30, 2021 AND 2020

ASSETS

	2021	2020
Current assets:
Cash and cash equivalents	$9,675,200	$7,559,700
Investment securities	3,744,600	331,800
Trade accounts receivable, less allowance for doubtful accounts of $15,600 and $11,600, respectively	1,294,700	1,064,000
Inventories	2,977,100	2,541,000
Income tax receivable	333,300	334,800
Prepaid expenses and other current assets	350,900	112,400
Assets of discontinued operations	55,300	793,000

Total current assets	18,431,100	12,736,700

Property and equipment, net	412,600	278,300

Intangible assets, net	2,557,800	128,700

Goodwill	4,395,400	257,300

Operating lease right-of-use assets	665,300	803,300

Other assets	54,300	56,000

Deferred taxes	2,489,900	537,100

Total assets	$29,006,400	$14,797,400

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$453,500	$334,600
Accrued expenses and taxes	633,500	679,000
Contract liabilities	0	20,000
Contingent consideration, current portion	136,600	111,000
Bank overdraft	321,700	43,100
Lease liabilities, current portion	270,500	195,800
PPP Loan Payable	433,800	563,800
Liabilities of discontinued operations	37,200	240,900

Total current liabilities	2,286,800	2,188,200

Lease liabilities, less current portion	460,500	640,800
Contingent consideration payable, less current portion	23,400	247,000
Other long-term liabilities	10,900	0

Total liabilities	2,781,600	3,076,000

Stockholders’ equity:
Common stock, $0.05 par value; 15,000,000 shares authorized; 6,477,945 and 2,881,065 shares issued; 6,458,143 and 2,861,263 shares outstanding in 2021 and 2020, respectively	324,000	144,100
Additional paid-in capital	26,613,500	8,608,300
Accumulated other comprehensive loss	(9,200)	0
Retained earnings ( accumulated deficit)	(651,100)	3,021,400
	26,277,200	11,773,800
Less common stock held in treasury at cost, 19,802 shares	52,400	52,400

Total stockholders’ equity	26,224,800	11,721,400

Total liabilities and stockholders’ equity	$29,006,400	$14,797,400

See notes to consolidated financial statements.

24

SCIENTIFIC INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE  LOSS

FOR THE YEARS ENDED JUNE 30, 2021 AND 2020

	2021	2020

Revenues	$9,775,200	$7,784,400

Cost of revenues	4,799,800	3,847,000

Gross profit	4,975,400	3,937,400

Operating expenses:
General and administrative	4,028,500	2,275,400
Selling	4,031,900	1,185,800
Research and development	1,623,800	1,139,700

Total operating expenses	9,684,200	4,600,900

Loss from operations	(4,708,800)	(663,500)

Other income (expense):
Interest income	82,200	12,600
Other income (expense), net	571,600	(16,500)

Total other income (expense), net	653,800	(3,900)

Loss from continuing operations before income tax benefit	(4,055,000)	(667,400)

Income tax benefit, deferred	(945,000)	(214,000)

Loss from continuing operations	(3,110,000)	(453,400)

Discontinued operations (Note 17):

Loss from discontinued operations, net of tax	(562,500)	(249,900)

Net loss	(3,672,500)	(703,300)
Other comprehensive loss:
Foreign currency translation adjustment	(9,200)	-
Comprehensive loss	$(3,681,700)	$(703,300)
Basic and diluted loss per common share:
Continuing operations	$(0.97)	$(0.30)
Discontinued operations	$(0.18)	$(0.16)
Consolidated operations	$(1.15)	$(0.46)

See notes to consolidated financial statements.

25

SCIENTIFIC INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

FOR THE YEARS ENDED JUNE 30, 2021 AND 2020

			Additional	Accumulated Other				Total
	Common Stock		Paid-in	Comprehensive	Retained	Treasury Stock		Stockholders’
	Shares	Amount	Capital	Income (Loss)	Earnings	Shares	Amount	Equity

Balance, July 1, 2019	1,513,914	75,700	2,592,700	-	3,724,700	19,802	52,400	6,340,700

Net loss	-	-	-	-	(703,300)	-	-	(703,300)

Issuance of Common Stock and Warrants, net of issuance costs (Note 15)	1,349,850	67,500	5,936,900	-	-	-	-	6,004,400

Stock options exercised	17,301	900	12,900	-	-	-	-	13,800

Stock-based compensation	-	-	65,800	-	-	-	-	65,800

Balance, June 30, 2020	2,881,065	$144,100	$8,608,300	-	$3,021,400	19,802	$52,400	$11,721,400

Net loss	-	-	-	-	(3,672,500)	-	-	(3,672,500)

Foreign currency translation adjustment	-	-	-	(9,200)	-	-	-	(9,200)

Issuance of Common Stock and Warrants, net of issuance costs (Note 15)	3,595,880	179,800	15,894,200	-	-	-	-	16,074,000

Stock options exercised	1,000	100	3,000	-	-	-	-	3,100

Stock-based compensation	-	-	2,108,000	-	-	-	-	2,108,000

Balance, June 30, 2021	6,477,945	$324,000	$26,613,500	$(9,200)	$(651,100)	19,802	$52,400	$26,224,800

See notes to consolidated financial statements.

26

SCIENTIFIC INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED JUNE 30, 2021 AND 2020

	2021	2020
Operating activities:
Net loss	$(3,672,500)	$(703,300)
Adjustments to reconcile net loss to net cash used in operating activities:
Gain on sale of investment securities	(35,600)	(4,400)
Depreciation and amortization	251,500	160,900
Deferred income tax benefit	(1,152,500)	(106,000)
Unrealized holding loss on investment securities	10,400	12,400
Loss on disposal of subsidiary	405,400	-
Provision for bad debt	4,000	3,400
Extinguishment of debt	(531,100)	-
Gain on sale of fixed assets	-	(300)
Stock-based compensation	2,108,000	65,800
Change in fair value of contingent consideration	(30,000)	112,600
Changes in operating assets and liabilities:
Trade accounts receivable	(75,500)	906,800
Inventories	(560,000)	(292,400)
Income tax receivable	1,500	(334,800)
Prepaid expenses and other assets	(211,400)	(22,400)
Right-of-use assets	138,000	(803,300)
Accounts payable	79,600	(214,400)
Lease liabilities	(105,600)	867,700
Accrued expenses	(195,200)	191,500
Contract liabilities	(20,000)	89,000
Other long-term liabilities	10,900	-
Bank overdraft	278,600	(96,900)

Total adjustments	371,000	535,200

Net cash used in operating activities	(3,301,500)	(168,100)

Investing activities:
Purchase of investment securities	(9,569,000)	(63,400)
Redemption of investment securities	6,181,400	55,000
Proceeds from sale of fixed assets	-	1,000
Capital expenditures	(198,700)	(50,900)
Proceeds from sale of Altamira	440,000	-
Purchase of Aquila, net of cash acquired	(7,679,000)	-
Purchase of intangible assets	(58,700)	(25,800)

Net cash used in investing activities	(10,884,000)	(84,100)

Financing activities:
Repayment of 1st Payroll Protection Plan loan	(32,700)	-
Proceeds from 2nd Payroll Protection Plan loan	433,800	563,800
Proceeds from issuance of common stock and warrants	17,080,400	6,004,400
Issuance costs - common stock and warrants	(1,006,400)	-
Proceeds from exercise of stock options	3,100	13,800
Payments for contingent consideration	(168,000)	(372,600)

Net cash provided by financing activities	16,310,200	6,209,400

Effect of changes in foreign currency exchange rates on cash and cash eqivalents	(9,200)	-

Net increase in cash and cash equivalents	2,115,500	5,957,200

Cash and cash equivalents, beginning of year	7,559,700	1,602,500

Cash and cash equivalents, end of year	$9,675,200	$7,559,700

Supplemental disclosures:
Cash paid during the period for:
Income taxes	$2,500	$40,900

See notes to consolidated financial statements.

27

SCIENTIFIC INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED JUNE 30, 2021 AND 2020

1. Summary of Significant Accounting Policies

Nature of Business

Scientific Industries, Inc. and its subsidiaries (the “Company”) design, manufacture, and market a variety of benchtop laboratory equipment and bioprocessing products. The Company is headquartered in Bohemia, New York where it produces benchtop laboratory equipment. Additionally, the Company has two other locations in Pittsburgh, Pennsylvania and Baesweiller, Germany, where it designs and produces a variety of bioprocessing products, and an administrative facility in Orangeburg, New York related to sales and marketing. The products, which are sold to customers worldwide, include mixers, shakers, stirrers, refrigerated incubators, pharmacy balances and scales, force gauges, bioprocessing-sensors and analytical tools.  The Company also sublicenses certain patents and technology under a license agreement with the University of Maryland, Baltimore County, and receives royalty fees from sublicenses (see Note 1- Revenue Recognition).

COVID-19 Pandemic

The challenges posed by the COVID-19 pandemic on the global economy began to take effect and impacted the Company’s operations at the end of the third quarter of the year ended June 30, 2020. At that time, the Company took appropriate action and put plans in place to diminish the effects of COVID-19 on its operations, enabling the Company to continue to operate with minor or temporary disruptions to its operations. The Company took immediate action as it pertains to COVID-19 preparedness by implementing the Center for Disease Control’s guidelines for employers in order to protect the Company’s employees’ health and safety, with actions such as implementing work from home, social distancing in the workplace, requiring self-quarantine for any employee showing symptoms, wearing face coverings, and training employees on maintaining a healthy work environment. The Bioprocessing Systems Operations’ SBI facility was shut down temporarily due to state mandates, however, the impact on operations was immaterial, and the Company has been able to retain its employees without furloughs or layoffs, in part, due to the Company’ receipt of two loans under the Federal Government’s Small Business Administration Paycheck Protection Program. The Company received $563,800 and $433,800 in Payroll Protection Program loans in April 2020 and March 2021, respectively. The first loan was forgiven in June 2021 except for $32,700 which was repaid by the Company. The Company expects to apply and receive forgiveness for the second loan.  The operations of aquila biolabs GmbH ("Aquila") which was acquired on April 29, 2021 was negatively impacted in its ability to secure new orders because Aquila had historically relied on face-to-face meetings at trade shows for its sales opportunities. While it has participated in virtual trade shows, management believes that certain sales opportunities are lost as a result. The Company has not experienced and does not anticipate any material impact on its ability to collect its accounts receivable due to the nature of its customers, which are primarily distributors of laboratory equipment and supplies which have benefitted from the Pandemic due to the nature of the products and have the ability to pay.  The Company has not experienced and does not anticipate any material impairment to its tangible and intangible assets, system of internal controls, or delivery and distribution of its products as a result of COVID-19, however the ultimate impact of COVID-19 on the Company’s business, results of operations, financial condition and cash flows is dependent on future developments, including the duration or worsening of the pandemic and the related length of its impact on the global economy, which are uncertain and cannot be predicted at this time. The Company is currently experiencing some delays from its supply chain which is having an impact on delayed delivery of some products, however this is deemed temporary and does not affect the Company’s major product – the Vortex-Genie 2. In addition, due to the travel restrictions imposed by the United States and other governments worldwide, Company personnel may be restricted from traveling to conduct its operations including site visits, customer visits and installations, vendor facility visits, and other sales and marketing related travel that can negatively impact the Company.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Scientific Industries, Inc., Scientific Packaging Industries, Inc., an inactive wholly-owned subsidiary, Altamira Instruments, Inc. (“Altamira”), a Delaware corporation and wholly-owned subsidiary (discontinued operation as of November 30, 2020), and Scientific Bioprocessing Holdings, Inc. (“SBHI”), a newly incorporated Delaware corporation and its wholly-owned subsidiaries,  Scientific Bioprocessing, Inc. (“SBI”), a Delaware corporation, and Aquila, a German corporation, which was acquired on April 29, 2021, (all collectively referred to as the “Company”).  On April 30, 2021 Scientific Industries, Inc. contributed 100% of the stock of Scientific Bioprocessing, Inc. to its wholly owned subsidiary Scientific Bioprocessing Holdings, Inc.  All material intercompany balances and transactions have been eliminated in consolidation.

28

SCIENTIFIC INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

AS OF AND FOR THE YEARS ENDED JUNE 30, 2021 AND 2020

1. Summary of Significant Accounting Policies (Continued)

Revenue Recognition

The Company recognizes revenue in accordance with Financial Accounting Standards Board ('FASB") Accounting Standards Codification (“ASC”) Topic 606 “Revenue from Contracts with Customers,  (“ASC 606”).  In accordance with ASC 606, the Company accounts for a customer contract when both parties have approved the contract and are committed to perform their respective obligations, each party’s rights can be identified, payment terms can be identified, the contract has commercial substance, and it is probable that the Company will collect substantially all of the consideration to which it is entitled. Revenue is recognized when, or as, performance obligations are satisfied by transferring control of a promised product or service to a customer.

All of the Company's contracts have a single performance obligation. As permitted by ASC 606, the Company does not disclose the amount of unsatisfied performance obligations for client contracts with an original expected length of one year or less.

The Company determines revenue recognition through the following steps:

•	Identification of the contract, or contracts, with a customer

•	Identification of the performance obligations in the contract

•	Determination of the transaction price

•	Allocation of the transaction price to the performance obligations in the contract

•	Recognition of revenue when, or as, a performance obligation is satisfied

Nature of Products and Services

We generate revenues from the following sources: (1) Benchtop Laboratory Equipment and (2) Bioprocessing Systems.

	Benchtop Laboratory Equipment	Bioprocessing Systems	Consolidated
June 30, 2021:

Revenues	$9,043,600	731,600	$9,775,200

Foreign Sales	3,483,700	684,600	4,168,300

	Benchtop Laboratory Equipment	Bioprocessing Systems	Consolidated
June 30, 2020:

Revenues	$6,783,600	$1,000,800	$7,784,400

Foreign Sales	2,589,800	1,000,400	3,590,200

29

SCIENTIFIC INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

AS OF AND FOR THE YEARS ENDED JUNE 30, 2021 AND 2020

1. Summary of Significant Accounting Policies (Continued)

Revenue Recognition (Continued)

Nature of Products and Services (Continued)

Benchtop laboratory equipment sales comprise primarily of standard benchtop laboratory equipment to laboratory equipment distributors, or to end users primarily via e-commerce. The sales cycle from time of receipt of order to shipment is very short varying from a day to a few weeks. Customers either pay by credit card (online sales) or Net 30-90, depending on the customer. Once the item is shipped under the FOB terms specified in the order, which is primarily “FOB Factory”, other than a standard warranty, there are no other obligations to the customer. Warranty usually comprises of one to two year parts and labor and is deemed immaterial.  Revenue is recognized at a point in time when the risks and rewards of ownership have tranferred to the customer, which is generally upon shipment.

Bioprocessing revenues consist of royalty revenues generated through SBI and product revenues generated primarily through Aquila. Royalty revenues are earned by the Company under a licensing agreement from a single licensee and its sublicenses.  The license agreement includes two United States patents and a European Union patent (through December 2019). In January 2020, the European Union patent which was due to expire in August 2020, was terminated and the Company will only receive royalties under the United States patents through December 2023, which will result in a material reduction in total royalties expected to be received. The Company is obligated to pay 50% of all royalties earned to the entity that licenses the intellectual property to the Company.  Royalty revenue requires significant judgement in estimating royalty revenue to be recognized during the year.

The Company has made the following accounting policy elections and elected to use certain practical expedients, as permitted by the FASB, in applying ASC 606: 1) All revenues are recorded net of returns, allowances, customer discounts, and incentives; 2) Although sales and other taxes are immaterial, the Company accounts for amounts collected from customers for sales and other taxes, if any, net of related amounts remitted to tax authorities; 3) the Company expenses costs to obtain a contract as they are incurred if the expected period of benefit, and therefore the amortization period, is one year or less; 4) the Company accounts for shipping and handling activities that occur after control transfers to the customer as a fulfillment cost rather than an additional promised service and these fulfillment costs fall within selling expenses; 5) the Company is always considered the principal and never an agent, because it has full control and responsibility until title is transferred to the customer; 6) the Company does not assess whether promised goods or services are performance obligations if they are immaterial in the context of the contract with the customer such as is the case with catalyst instruments.

30

SCIENTIFIC INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

AS OF AND FOR THE YEARS ENDED JUNE 30, 2021 AND 2020

1. Summary of Significant Accounting Policies (Continued)

Cash and Cash Equivalents

The Company considers all highly liquid debt instruments purchased with original maturities of 90 days or less to be cash equivalents. At times, cash balances may be in excess of the Federal Deposit Insurance Corporation (“FDIC”) insurance limit. As of June 30, 2021, and 2020, $8,922,800 and $6,729,300 respectively of cash balances were in excess of such limit.

Reclasses

Certain amounts on the balance sheet as of June 30, 2021 and 2020 pertaining to inventories, property and equipment, goodwill, accounts payable, accrued expenses, contract liabilities, and operating leases liabilities were reclassed as assets and liabilities of discontinued operations due to the sale of the Company's wholly owned subsidiary, Altamira Instruments, Inc. on November 30, 2020.

Accounts Receivable

In order to record the Company’s accounts receivable at their net realizable value, the Company must assess their collectability. A considerable amount of judgment is required in order to make this assessment, including an analysis of historical bad debts and other adjustments, a review of the aging of the Company’s receivables, and the current creditworthiness of the Company’s customers. The Company has recorded allowances for receivables which it considered uncollectible, including amounts for the resolution of potential credit and other collection issues such as disputed invoices and customer satisfaction claims.  However, depending on how such potential issues are resolved, or if the financial condition of any of the Company’s customers was to deteriorate and its ability to make required payments became impaired, increases in these allowances may be required. The Company actively manages its accounts receivable to minimize credit risk. The Company does not obtain collateral for its accounts receivable. Based on its assessment, the Company concluded that there are no collection issues related to the COVID-19 Pandemic.

Contract Liabilities

Contract liabilities consists of billings or payments received in advance of revenue recognition and is recognized as the revenue recognition criteria are met. Amounts that have been invoiced are initially recorded in accounts receivable and contract liabilities. The Company invoices its customers in accordance with the terms of the underlying contract. Accordingly, the contract liabilities balance does not represent the total contract value of outstanding arrangements. Contract liabilities that are expected to be recognized during the subsequent 12-month period are recorded as current and the remaining portion as noncurrent.  Contract liabilities were not significant at June 30, 2021 and 2020, respectively.

Investment Securities

Investment securities consist of equity securities and mutual funds with realized gains and losses recorded using the specific identification method. Changes in fair value are recorded as unrealized holding gains or losses in other income (loss), net on the statement of comprehensive loss. The Company determines the cost of the investment sold based on an average cost basis at the individual security level and records the interest income and realized gains or losses on the sale of these investments in other income (loss), net.

Inventories

Inventories are valued at the lower of cost (determined on a first-in, first-out basis) or net realizable value, and have been reduced by an allowance for excess and obsolete inventories. The estimate is based on management’s review of inventories on hand compared to estimated future usage and sales. Cost of work-in-process and finished goods inventories include material, labor and manufacturing overhead.

31

SCIENTIFIC INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

AS OF AND FOR THE YEARS ENDED JUNE 30, 2021 AND 2020

1. Summary of Significant Accounting Policies (Continued)

Property and Equipment

Property and equipment are stated at cost. Depreciation of property and equipment is provided for primarily by the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized by the straight-line method over the remaining term of the related lease or the estimated useful lives of the assets, whichever is shorter.

Research and Development Expenses

Research and development expenses are expensed as incurred and consist principally of internal and external costs which includes the cost of patent licenses, contract research services, laboratory supplies, in-process research and development acquired, as well as product developments and enhancements.

Finite Lived Intangible Assets

Intangible assets consist primarily of acquired technology, customer relationships, non-compete agreements, patents, licenses, websites, and in process research and development (“IPR&D”), trademarks and trade names. All finite lived intangible assets are amortized on a straight-line basis over the estimated useful lives of the respective assets, generally 3 to 10 years. The Company continually evaluates the remaining estimated useful lives of intangible assets that are being amortized to determine whether events or circumstances warrant a revision to the remaining period of amortization.

Goodwill and Indefinite Lived Intangible Assets

Goodwill represents the excess of purchase price over the fair value of identifiable net assets acquired in a business combination. Goodwill and indefinite lived intangible assets are tested for impairment at least annually in accordance with the provisions of ASC 350, “Intangibles-Goodwill and Other” (“ASC 350”). ASC 350 requires that goodwill be tested for impairment at the reporting unit level (operating segment or one level below an operating segment) on an annual basis and between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value. Application of the goodwill impairment test requires judgment, including the identification of reporting units, assignment of assets and liabilities to reporting units, assignment of goodwill to reporting units, and determination of the fair value of each reporting unit. The Company tests goodwill and long-lived assets annually as of June 30, the last day of its fiscal year, unless an event occurs that would cause the Company to believe the value is impaired at an interim date. The Company concluded as of June 30, 2021 and 2020, there was no impairment of goodwill or indefinite lived intangible assets.

Impairment of Long-Lived Assets

The Company follows the provisions of ASC No. 360, “Property, Plant and Equipment - Impairment or Disposal of Long-Lived Assets (“ASC 360"). ASC 360 which requires evaluation of the need for an impairment charge relating to long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If an evaluation for impairment is required, the estimated future undiscounted cash flows associated with the asset would be compared to the asset’s carrying amount to determine if a write down to a new depreciable basis is required. If required, an impairment charge is recorded based on an estimate of future discounted cash flows. The Company concluded as of June 30, 2021 and 2020, there was no impairment of long-lived assets.

32

SCIENTIFIC INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

AS OF AND FOR THE YEARS ENDED JUNE 30, 2021 AND 2020

1. Summary of Significant Accounting Policies (Continued)

Income Taxes

The Company and its subsidiaries file a consolidated U.S. federal income tax return. Income taxes are accounted for under the asset and liability method. The Company provides for federal, and state income taxes currently payable, as well as for those deferred due to timing differences between reporting income and expenses for financial statement purposes versus tax purposes. Deferred tax assets and liabilities are recognized for the future tax consequences attributed to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted income tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in income tax rates is recognized as income or expense in the period that includes the enactment date.

The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs.

Advertising

Advertising costs are expensed as incurred. Advertising expense amounted to $399,700 and $218,700 for the years ended June 30, 2021 and 2020, respectively.

Stock Compensation Plan

The Company has a ten-year stock option plan (the “2012 Plan”) which provides for the grant of options to purchase up to 1,193,000 shares of the Company’s Common Stock, par value $.05 per share (“Common Stock”), plus up to 57,000 shares under options previously granted under the 2002 Stock Option Plan of the Company (the “Prior Plan”).

The 2012 Plan provides for the granting of incentive or non-incentive stock options as defined in the 2012 Plan through 2022. Incentive stock options may be granted to employees at an exercise price equal to 100% (or 110% if the optionee owns directly or indirectly more than 10% of the outstanding voting stock) of the fair market value of the shares of Common Stock on the date of the grant. Non-incentive stock options shall be granted at the fair market value of the shares of Common Stock on the date of grant. At June 30, 2021 and 2020, 5,243 and 147,414 shares respectively, of Common Stock were available for grant of options under the 2012 Plan.

Stock-based compensation is accounted for in accordance with ASC No. 718 “Compensation-Stock Compensation” (“ASC No. 718”) which requires compensation costs related to stock-based payment transactions to be recognized. The amount of compensation cost is measured based on the grant-date fair value of the equity issued and expensed ratably over the requisite service period.

33

SCIENTIFIC INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

AS OF AND FOR THE YEARS ENDED JUNE 30, 2021 AND 2019

1. Summary of Significant Accounting Policies (Continued)

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission requires management to make estimates and judgments that affect the amounts reported in the financial statements and accompanying notes. Estimates are used for, but not limited to, the allowance for doubtful accounts, slow-moving inventory reserves, depreciation and amortization, assumptions made in valuing equity instruments, fair value of stock options, the fair values of intangibles and goodwill, and provision or benefit for income taxes. The actual results experienced by the Company may differ materially from management’s estimates.

Earnings (Loss) Per Common Share

Basic earnings or loss per common share is computed by dividing net income (loss) by the weighted-average number of shares outstanding. Diluted earnings per common share includes the dilutive effect of stock options, if any.  Since the Company was in a loss position during the years ended June 30, 2021 and 2020, respectively, basic net loss per share is the same as dilutive net loss per share as the inclusion of the weighted-average number of all potential dilutive common shares which consists of stock options and warrants are anti-dilutive.

Recent Accounting Pronouncements

In December 2019, the FASB issued ASU No. 2019-12, Simplifying the Accounting for Income Taxes, which is designed to simplify the accounting for income taxes by removing certain exceptions to the general principles in Topic 740. ASU No. 2020-12 is effective for fiscal years beginning after December 15, 2020, including interim periods within those fiscal years; this ASU allows for early adoption in any interim period after issuance of the update. The Company is currently evaluating the impact of adopting this guidance.

Adopted Accounting Pronouncement

In August 2018, the FASB issued Accounting Standards Update ("ASU") 2018-13, "Fair Value Measurement (Topic 820): Disclosure Framework Changes to the Disclosure Requirements for Fair Value Measurement", which is part of the FASB disclosure framework project to improve the effectiveness of disclosures in the notes to the financial statements. The amendments in the new guidance remove, modify, and add certain disclosure requirements related to fair value measurements covered in Topic 820, "Fair Value Measurement." The new standard is effective for fiscal years beginning after December 15, 2019. Early adoption is permitted for either the entire standard or only the requirements that modify or eliminate the disclosure requirements, with certain requirements applied prospectively, and all other requirements applied retrospectively to all periods presented.

In February 2016, the FASB issued ASU No. 2016-02, Leases, which replaces previous lease guidance in its entirety with ASC 842 and requires lessees to recognize lease assets and lease liabilities for those arrangements classified as operating leases under previous guidance, with the exception of leases with a term of twelve months or less. The Company adopted ASU No. 2016-02 on July 1, 2019 using the additional transition method, which allows prior periods to be presented under previous lease accounting guidance. Refer to Note 11, "Leases", for related disclosures.

34

SCIENTIFIC INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

AS OF AND FOR THE YEARS ENDED JUNE 30, 2021 AND 2020

2. Segment Information

The Company views its operations as two segments: the manufacture and marketing of standard benchtop laboratory equipment for research in university, hospital and industrial laboratories sold primarily through laboratory equipment distributors and laboratory and pharmacy balances and scales (“Benchtop Laboratory Equipment Operations”), and the design and marketing of bioprocessing systems and products and related royalty income (“Bioprocessing Systems”).

Segment information is reported as follows:

	Benchtop Laboratory Equipment	Bioprocessing Systems	Corporate and Other	Consolidated
June 30, 2021:

Revenues	$9,043,600	$731,600	$-	$9,775,200

Foreign Sales	3,483,700	684,600	_	4,168,300

Income (Loss) From Operations	1,461,300	(4,828,600)	(1,341,400)	(4,708,800)

Assets	14,783,000	8,735,100	5,488,300	29,006,400

Long-Lived Asset Expenditures	60,500	196,900	-	257,400

Depreciation and Amortization	103,100	148,400	-	251,500

	Benchtop Laboratory Equipment	Bioprocessing Systems	Corporate and Other	Consolidated
June 30, 2020:

Revenues	$6,783,600	$1,000,800	$-	$7,784,400

Foreign Sales	2,589,800	1,000,400	-	3,590,200

Income (Loss) From Operations	449,700	(727,500)	(385,700)	(663,500)

Assets	12,232,600	546,100	2,018,700	14,797,400

Long-Lived Asset Expenditures	36,000	40,700	-	76,700

Depreciation and Amortization	116,900	42,700	-	159,600

35

SCIENTIFIC INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

AS OF AND FOR THE YEARS ENDED JUNE 30, 2021 AND 2020

3. Fair Value of Financial Instruments

The FASB defines the fair value of financial instruments as the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value measurements do not include transaction costs.

The accounting guidance also expands the disclosure requirements around fair value and establishes a fair value hierarchy for valuation inputs. The hierarchy prioritizes the inputs into three levels based on the extent to which inputs used in measuring fair value are observable in the market. Each fair value measurement is reported in one of the three levels, which is determined by the lowest level input that is significant to the fair value measurement in its entirety. These levels are described below:

Level 1 Inputs that are based upon unadjusted quoted prices for identical instruments traded in active markets.

Level 2 Quoted prices in markets that are not considered to be active or financial instruments for which all significant inputs are observable, either directly or indirectly.

Level 3 Prices or valuation that require inputs that are both significant to the fair value measurement and unobservable.

In valuing assets and liabilities, the Company is required to maximize the use of quoted market prices and minimize the use of unobservable inputs. The Company calculated the fair value of its Level 1 and 2 instruments based on the exchange traded price of similar or identical instruments where available or based on other observable instruments. These calculations take into consideration the credit risk of both the Company and its counterparties. The Company has not changed its valuation techniques in measuring the fair value of any financial assets and liabilities during the period.

The fair value of the contingent consideration obligations is based on a probability weighted approach derived from the estimates of earn-out criteria and the probability assessment with respect to the likelihood of achieving those criteria. The measurement is based on significant inputs that are not observable in the market, therefore, the Company classifies this liability as Level 3 in the following table.

The following tables set forth by level within the fair value hierarchy the Company’s financial assets that were accounted for at fair value on a recurring basis at June 30, 2021 and 2020 according to the valuation techniques the Company used to determine their fair values:

	Fair Value at June 30,	Fair Value Measurements Using Inputs Considered as
	2021	Level 1	Level 2	Level 3
Assets:
Cash and cash equivalents	$9,675,200	$9,675,200	$-	$-
Investment securities	3,744,600	2,920,600	824,000	-

Total	$13,419,800	$12,595,800	$824,000	$-

Liabilities:
Contingent consideration	$160,000	$-		$ 160,000

		Fair Value Measurements Using Inputs Considered as
	Fair Value at June 30, 2020	Level 1	Level 2	Level 3
Assets:
Cash and cash equivalents	$7,559,700	$7,559,700	$-	$-
Investment securities	331,800	331,800	-	-

Total	$7,891,500	$7,891,500	$-	$-

Liabilities:
Contingent consideration	$358,000	$-		$ 358,000

36

SCIENTIFIC INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

AS OF AND FOR THE YEARS ENDED JUNE 30, 2021 AND 2020

3. Fair Value of Financial Instruments (Continued)

The following table sets forth an analysis of changes during the years ended June 30, 2021 and 2020, respectively, in Level 3 financial liabilities of the Company:

	2021	2020

Beginning balance	$358,000	$618,000
Increase (decrease) in contingent consideration liability	(30,000)	112,600
Payments	(168,000)	(372,600)

Ending balance	$160,000	$358,000

The Company’s contingent obligations require cash payments to the sellers of certain acquired operations based on royalty payments received or operating results achieved. These contingent considerations are classified as liabilities and the liabilities are remeasured to an estimated fair value at each reporting date. During the years ended June 30, 2021 and 2020, the Company recorded an increase (decrease) in the estimated fair value of contingent liabilities of approximately ($30,000) and $112,600, respectively related to its Bioprocessing Systems Operations segment.

Investments in marketable securities by security type at June 30, 2021 and 2020 consisted of the following:

	Cost	Fair Value	Unrealized Holding Gain (Loss)
At June 30, 2021:

Equity securities	$102,200	$154,100	$51,900
Mutual funds	2,752,400	2,766,500	14,100
Debt securities	832,700	824,000	(8,700)

	$3,687,300	$3,744,600	$57,300

	Cost	Fair Value	Unrealized Holding Gain (Loss)
At June 30, 2020:

Equity securities	$77,600	$101,900	$24,300
Mutual funds	250,300	229,900	(20,400)

	$327,900	$331,800	$3,900

37

SCIENTIFIC INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

AS OF AND FOR THE YEARS ENDED JUNE 30, 2021 AND 2020

4. Inventories

	2021	2020

Raw materials	$2,170,400	$1,726,400
Work-in-process	39,600	35,700
Finished goods	767,100	778,900

	$2,977,100	$2,541,000

5. Property and Equipment

	Useful Lives
	(Years)	2021	2020

Automobiles	5	$22,000	$22,000
Computer equipment	3-5	233,500	215,300
Machinery and equipment	3-7	1,047,600	847,500
Furniture and fixtures	4-10	148,800	142,300
Leasehold improvements	3-10	64,400	50,300

		1,516,300	1,277,400
Less accumulated depreciation and amortization		1,103,700	999,100

		$412,600	$278,300

Depreciation expense was $104,600 and $88,700 for the years ended June 30, 2021 and 2020, respectively.

6. Goodwill and Finite Lived Intangible Assets

Goodwill represents the excess of the purchase price over the fair value of the net assets acquired in connection with the Company’s acquisitions. Goodwill amounted to $4,395,400 at June 30, 2021 and 257,300 at June 30, 2020, all of which is expected to be deductible for tax purposes.

The components of finite lived intangible assets are as follows:

	Useful Lives	Cost	Accumulated Amortization	Net
At June 30, 2021:

Technology, trademarks	5-10 yrs.	$364,700	$362,200	$2,500
Trade names	3-6 yrs.	592,300	152,600	439,700
Websites	3-7 yrs.	210,000	210,000	-
Customer relationships	4-10 yrs.	372,200	102,400	269,800
Sublicense agreements	10 yrs.	294,000	283,000	11,000
Non-compete agreements	4-5 yrs.	1,060,500	308,600	751,900
IPR&D	3-5 yrs.	852,100	134,800	717,300
Patents	5-7 yrs.	591,500	225,900	365,600

		$4,337,300	$1,779,500	$2,557,800

38

SCIENTIFIC INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

AS OF AND FOR THE YEARS ENDED JUNE 30, 2021 AND 2020

6. Goodwill and Finite Lived Intangible Assets (Continued)

	Useful Lives	Cost	Accumulated Amortization	Net
At June 30, 2020:

Technology, trademarks	5/10 yrs.	$664,700	$662,000	$2,700
Trade names	6 yrs.	140,000	140,000	-
Websites	5 yrs.	210,000	210,000	-
Customer relationships	9/10 yrs.	357,000	321,400	35,600
Sublicense agreements	10 yrs.	294,000	253,600	40,400
Non-compete agreements	5 yrs.	384,000	384,000	-
IPR&D	3 yrs.	110,000	110,000	-
Patents	5 yrs.	246,600	196,600	50,000

		$2,406,300	$2,277,600	$128,700

Total amortization expense was $146,900 and $72,000 in 2021 and 2020, respectively.

Estimated future amortization expense of intangible assets as of June 30, 2021 is as follows:

Year Ended June 30,

2022	$525,700
2023	520,000
2024	508,800
2025	473,100
2026	530,200

Total	$2,557,800

7. Line of Credit

The Company has a Demand Line of Credit through December 2021 with First National Bank of Pennsylvania which provides for borrowings of up to $300,000 for regular working capital needs, bearing interest at prime, currently 3.25%. The agreement does not contain financial covenants and borrowings are secured  by a pledge of substantially all of the assets of the Company.  As of June 30, 2021 and 2020, there were no borrowings outstanding under the line.

8. Payroll Protection Program Loan

The Company received $563,800 and $433,800 in Payroll Protection Program loans in April 2020 and March 2021, respectively, pursuant to the Paycheck Protection Program loan (“PPP”) administered by the U.S. Small Business Administration through its bank. The first loan was forgiven in June 2021, and reflected as other income in the accompanying statements of comprehensive loss , except for $32,700 which was repaid by the Company. The remaining loan bears interest at 1% per annum and matures in March 2026 and contains no collateral or guarantee requirements. The Company expects to apply and receive forgiveness for the second loan.

39

SCIENTIFIC INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

AS OF AND FOR THE YEARS ENDED JUNE 30, 2021 AND 2020

9. Employee Benefit Plans

The Company has a 401(k) profit sharing plan covering all its employees, which provides for voluntary employee salary contributions not to exceed the statutory limitations provided by the Internal Revenue Code. The plan provides for Company matching contribution equal to 100% of employee’s deferral up to 3% of pay, plus 50% of employee’s deferral over 3% of pay up to 5%. Total matching contributions amounted to $90,700 and $84,100 for the years ended June 30, 2021 and 2020, respectively.

10. Commitments and Contingencies

The Company has a three-year employment contract with its President, effective July 1, 2017, which was extended by mutual agreement for each one year periods ending June 30, 2021 and 2022. The agreement provided for an annual base salary of $175,000 for the year ended June 30, 2018, with subsequent annual increases of 3% or the percentage increase in Consumer Price Index (“CPI”), whichever is higher, plus $25,000 cash bonus for the year ended June 30, 2018, and a discretionary bonus for subsequent years. Bonuses totaling $100,000 and $50,000 were awarded for the years ended June 30, 2021 and 2020, respectively. The agreement also provided for a grant of options to purchase 25,000 shares of the Company’s stock, which were granted during the year ended June 30, 2018.

No shares were granted during the year ended June 30, 2021, and 215,366 shares were authorized to be granted by the Board of Directors during the year ended June 30, 2020, which shares were not available and subject to amendment to the Company’s 2012 Stock Option Plan which was approved in February 2021. The agreement also contains a provision that within one year of a change of control, if either the Company terminates the employment for any reason other than for "cause" or the Presidents terminates her employment for "good reason", the President will have the right to receive a lump sum payment equal to three times the average of her total annual compensation paid for the last five years preceding such termination.

The Company has a three-year employment contract with its President of the Genie Products Division of the Benchtop Laboratory Equipment Operations and Corporate Secretary effective July 1, 2017, which was extended by mutual agreement for each one year period ending June 30, 2021 and 2022. The agreement provides for an annual base salary of $153,000 for the year ended June 30, 2018, with subsequent annual increases of 3% or percentage increase in the CPI, whichever is higher, plus $10,000 cash bonus for the year ended June 30, 2018, and a discretionary bonus for subsequent years. No bonus was awarded for the year ended June 30, 2021 and a $5,000 bonus was awarded in 2020. The agreement also provides for a grant of options to purchase 7,500 shares of the Company’s stock, which were granted during the year ended June 30, 2018. No options were granted during the year ended June 30, 2021 or 2020.

The Company has a three-year employment contract with its President and Director of Marketing of Torbal Products Division of the Benchtop Laboratory Equipment Operations and Director of Marketing effective July 1, 2017, which was extended by mutual agreement for each one year periods ending June 30, 2021 and 2022. The agreement provides for an annual base salary of $157,000 for the year ended June 30, 2018, with subsequent annual increases of 4% or percentage increase in the CPI, whichever is higher, plus $10,000 cash bonus for the year ended June 30, 2018 and subsequent years, subject to a minimum increase of 5% in the divisions’ EBITDA for the related year. The agreement also provides for a grant of options to purchase 7,500 shares of the Company’s stock, which were granted during the year ended June 30, 2018. No options were granted during the year ended June 30, 2021 or 2020. A performance-based bonus of $10,000 was awarded during the years ended June 30, 2020. No bonus was awarded for the year ended June 30, 2021.

40

SCIENTIFIC INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

AS OF AND FOR THE YEARS ENDED JUNE 30, 2021 AND 2020

10. Commitments and Contingencies (Continued)

The Company has a three-year employment contract with its President of Scientific Bioprocessing, Inc., effective July 1, 2020. The agreement provides for an annual base salary of $175,000, with subsequent annual increases of 3% or percentage increase in Consumer Price Index (“CPI”), whichever is higher, plus discretionary bonuses. The agreement also provides for a grant of options to purchase 215,366 shares which were authorized to be granted by the Board of Directors during the year ended June 30, 2020, which shares were not available and subject to amendment to the Company’s 2012 Stock Option Plan which was approved in February 2021.  Prior to July 1, 2020, the officer had a consulting agreement, which terminated upon becoming an employee of the Company. Consulting fees paid under this agreement amounted to $145,000 for the year ended June 30, 2020, respectively plus stock options valued at $36,000 were granted as part of the total compensation under the consulting agreement, for the year ended June 30, 2020.  Bonuses amounting to $100,000 were awarded during the year ended June 30, 2021 and $50,000 in 2020. The employment agreement contains termination provisions stipulating that if the Company terminates the employment other than for death, disability, or cause (as such term is defined therein), or if employee resigns for “good reason”(as such term is defined in the agreement) , the Company shall pay severance payments equal to either one year’s salary at the rate of the compensation at the time of termination is employee is terminated within 12 months of the date of the agreement or six months’ salary is the employee is terminated after 12 months of the date of the agreement, continue to pay the regular benefits provided by the Company for the period equal to the length of the severance payments and pay a pro rata portion of any bonus achieved prior to such termination of employment.

On April 30, 2021, the Company entered into an employment agreement with each of the four managing directors and sellers of Aquila for an indefinite term, which can be terminated by either party upon six months’ written notice in accordance with German law. The agreements, which are identical, stipulate that in calendar year 2021, the employees will receive a salary of 105,000 euros, and a guaranteed bonus of 45,000 euros for a total of 150,000 euros per year on a pro-rata basis, and in calendar year 2022, they will receive a salary of 105,000 euros and a bonus of 45,000 euros, subject to the achievement by Aquila of certain targets. In addition, the employment agreements included a one time retention bonus of 10,000 euros upon closing of the acquisition which was paid in May 2021 by Aquila, and a retention bonus of 25,000 euros if the employee does not terminate his employment with the Company within two years after the agreement date or the Company does not terminate his employment for good cause.

The Company has a consulting agreement, which expires on December 31, 2021, with a Director of the Company and his affiliate for product development consulting services. The agreement provides that the consultant be paid a monthly retainer fee of $9,000, plus a grant of 20,000 options which were awarded during the year ended June 30, 2020. Consulting expense related to this agreement amounted to $108,000 and $76,200 for the years ended June 30, 2021 and 2020, respectively.

On July 20, 2020, the Company entered into a two-year consulting agreement with a Director and Chairman of the Board of SBI for consulting on strategic matters of the Company’s Bioprocessing Systems Operations. The agreement provided that the consultant be paid a monthly retainer of 5,000 euros which was increased to 12,500 euros effective March 2021 plus the issuance of 125,000 stock options of the Company which were awarded during the year ended June 30, 2021. Consulting expense related to this agreement amounted to $207,900 for the year ended June 30, 2021 and none in 2020, respectively.

The Company is required to make payments of 30% of the net royalties received from the license and sublicense acquired in the SBI acquisition in fiscal 2014 through December 2023, at which time the related patents will expire. Total contingent consideration payments made for this acquisition amounted to $168,000 and $372,600 for the years ended June 30, 2021 and 2020, respectively.

41

SCIENTIFIC INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

AS OF AND FOR THE YEARS ENDED JUNE 30, 2021 AND 2020

10. Commitments and Contingencies (Continued)

The fair value of contingent consideration estimated to be paid as of June 30, 2021 is as follows:

Year ended June 30,	Amount

2022	$136,600
2023	12,000
2024	11,400

160,000

11. Leases

On July 1, 2019, the Company adopted the new accounting pronouncement as it relates to its leases which requires a lessee to recognize all long-term leases on its balance sheet as a liability for its lease obligation, measured at the present value of lease payments not yet paid, and a corresponding asset representing its right to use the underlying asset over the lease term and expands disclosure of key information about leasing arrangements.

The Company leases certain properties consisting principally of a facility in Bohemia, New York (headquarters) through January 2025 which was amended in September 2021 to increase the space by approximately 25% and lease term through approximately October 2028, a facility in Pittsburgh, Pennsylvania for its Bioprocessing Systems Operations through May 2023, and a facility for sales and administration in Orangeburg, New York through October 2022. The Company had a lease for its discontinued operations through November 2020. There are no renewal options with any of the leases, no residual values or significant restrictions or covenants other than those customary in such arrangements, and no non-cash activities, and any rent escalations incorporated within the leases are included in the calculation of the future minimum lease payments, as further described below. All of the Company’s leases are deemed operating leases.

The Company determines whether an agreement contains a lease at inception based on the Company’s right to obtain substantially all of the economic benefits from the use of the identified asset and its right to direct the use of the identified asset. Lease liabilities represent the present value of future lease payments and the Right-Of-Use (“ROU”) assets represent the Company’s right to use the underlying assets for the respective lease terms. ROU assets and lease liabilities are recognized at the lease commencement date based on the present value of the lease payments over the lease term. The ROU asset is further adjusted to account for previously recorded lease expenses such as deferred rent and other lease liabilities. As the Company’s leases do not provide an implicit rate, the Company used its incremental borrowing rate of 5.0% as the discount rate to calculate the present value of future lease payments, which was the interest rate that its bank would charge for a similar loan.

42

SCIENTIFIC INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

AS OF AND FOR THE YEARS ENDED JUNE 30, 2021 AND 2020

11. Leases (Continued)

The Company elected not to recognize a ROU asset and a lease liability for leases with an initial term of twelve months or less. In addition to minimum lease payments, certain leases require payment of a proportionate share of real estate taxes and certain building operating expenses or payments based on an excess of a specified base. These variable lease costs are not included in the measurement of the ROU asset or lease liability due to unpredictability of the payment amount and are recorded as lease expenses in the period incurred. The Company’s lease agreements do not contain residual value guarantees.

The Company elected available practical expedients for existing or expired contracts of lessees wherein the Company is not required to reassess whether such contracts contain leases, the lease classification or the initial direct costs. The Company is not utilizing the practical expedient which allows the use of hindsight by lessees and lessors in determining the lease term and in assessing impairment of its ROU assets. The Company utilized the transition method allowing entities to only apply the new lease standard in the year of adoption.

As of June 30, 2021, the weighted-average remaining lease term for operating lease liabilities was approximately 2.68 years and the weighted-average discount rate was 5.0%. Total cash payments under these leases were $289,100 for the year ended June 30, 2021, of which $277,300 was recorded as lease expense.

The Company’s approximate future minimum rental payments under all leases existing at June 30, 2021, through January 2025 are as follows:

Year ended June 30,	Amount

2022	$260,300
2023	245,300
2024	195,900
2025	91,600

Total future minimum payments	$793,100
Less: Imputed interest	(62,100)
Total Present Value of Operating Lease Liabilities	$731,000

12. Income Taxes

The reconciliation of the provision for income taxes at the federal statutory rate of 21% to the actual tax benefit for the applicable fiscal year was as follows:

	2021	2020

Computed “expected” income tax benefit	$(1,014,300)	$(239,400)
Research and development credits	(93,900)	(89,400)
Rate changes and NOL carrybacks	-	(122,600)
Incentive Stock Option Expense	59,500	13,800
PPP Loan Forgiveness	(111,700)	0
Other, net	(7,900)	1,000

Income tax benefit	$(1,152,500)	$(436,600)

43

SCIENTIFIC INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

AS OF AND FOR THE YEARS ENDED JUNE 30, 2021 AND 2020

12. Income Taxes (Continued)

Deferred tax assets and liabilities consist of the following:

	2021	2020
Deferred tax assets:
Amortization of intangible assets, including goodwill	$374,000	$329,700
Research and development credits	164,600	89,400
Various accruals	64,600	150,700
Stock options expense	383,200	-
Net operating loss	1,515,800	-
Other	24,900	19,400
	2,527,100	589,200
Deferred tax liability:
Depreciation of property and amortization of goodwill	(37,200)	(52,100)

Net deferred tax assets	$2,489,900	$537,100

The Company has incurred cumulatively $715,800 of US net operating losses and $800,300 of German net operating losses as of June 30, 2021. These will be carried forward indefinitely without expiration, until fully utilized.  The company expects to fully utilize these losses to offset taxable income in future years.

ASC No. 740 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC No. 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. As of June 30, 2021 and 2020, the Company did not have any unrecognized tax benefits related to various federal and state income tax matters.

The Company’s policy is to recognize interest and penalties on any unrecognized tax benefits as a component of income tax expense. The Company does not have any accrued interest or penalties associated with any unrecognized tax benefits. The Company is subject to U.S. federal income tax, as well as various state jurisdictions. The Company is currently open to audit under the statute of limitations by the federal and state jurisdictions for the years ended June 30, 2018 and after. The Company does not anticipate any material amount of unrecognized tax benefits within the next 12 months.

13. Stock Options

Equity awards are measured at each reporting period. Compensation costs are recognized over the period that an employee provides service in exchange for the award. During the years ended June 30, 2021 and 2020, the Company granted 1,094,171 and 25,881 options, respectively, to employees that had a fair value of $7,929,600 and $144,500, respectively. The fair value of the options granted during the years ended June 30, 2021 and 2020, were determined using the Black-Scholes-Merton option-pricing model. The weighted average assumptions used for the years ended June 30, 2021 and 2020, was an expected life of 10 years; risk free interest rate of 1.40% and .89%; volatility of 66% and 74%, and dividend yield of 0% and .08%, respectively. The Company declared no dividends for the years ending June 30, 2021 or 2020. The weighted-average fair value per share of the options granted during the years ended June 30, 2021 and 2020, was $7.25 and $5.58, respectively, and total stock-based compensation costs were $2,108,000 and $65,800 for the years ended June 30, 2021 and 2020, respectively. Stock-based compensation costs related to nonvested awards expected to be recognized in the future are $5,935,000 and $113,400 as of June 30, 2021 and 2020, respectively.

The stockholders approved an amendment to the Company’s 2012 Stock Option Plan (“Plan”) to increase the number of shares available under the Plan by 943,000 shares, from 307,000 to 1,250,000 shares, which, together with 150,000 shares that were added to the Plan in 2020, were registered by the Company on a Form S-8 Registration Statement with the Securities and Exchange Commission on March 15, 2021. The Company’s Board of Directors authorized and approved the grant of Stock Options in June 2020 and July 2020 to three key officers, subject to availability of option shares. In February 2021, upon availability, the Company issued these stock options to the Company’s Chairman of the Board, its Chief Executive Officer and President, and the Vice President of Sales-Americas of Company’s Bioprocessing Systems.

44

SCIENTIFIC INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

AS OF AND FOR THE YEARS ENDED JUNE 30, 2021 AND 2020

13. Stock Options (Continued)

Option activity is summarized as follows:

	June 30, 2021		June 30, 2020

		Weighted-		Weighted-
		Average		Average
		Exercise		Exercise
	Shares	Price	Shares	Price
Shares under option:
Outstanding, beginning of year	96,586	$4.35	97,205	$3.24
Granted	1,094,171	9.07	25,881	7.47
Exercised	(1,000)	3.05	(24,000)	3.35
Forfeited	(9,000)	3.11	(2,500)	3.08

Outstanding, end of year	1,180,757	$8.73	96,586	$4.35

Options exercisable at year-end	296,821	$7.69	49,236	$3.29

Weighted average fair value per share of options granted during the fiscal year		$7.25		$5.58

45

SCIENTIFIC INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

AS OF AND FOR THE YEARS ENDED JUNE 30, 2021 AND 2020

13. Stock Options (Continued)

	As of June 30, 2021 Options Outstanding			As of June 30, 2021 Exercisable
		Weighted-
		Average	Weighted-		Weighted-
Range		Remaining	Average		Average
Exercise	Number	Contractual	Exercise	Number	Exercise
Prices	Outstanding	Life (Years)	Price	Outstanding	Price

$5.35 - $ 11.30	1,120,052	9.35	$9.03	238,351	$8.76

$2.91 - $ 4.65	60,705	5.28	$3.36	58,470	$3.32

	1,180,757			296,821

	As of June 30, 2020 Options Outstanding			As of June 30, 2020 Exercisable
		Weighted-
		Average	Weighted-		Weighted-
Range		Remaining	Average		Average
Exercise	Number	Contractual	Exercise	Number	Exercise
Prices	Outstanding	Life (Years)	Price	Outstanding	Price

$5.35- $ 11.30	25,881	9.87	$7.47	-	$0.00

$2.91- $ 4.65	70,705	6.46	$3.33	49,236	$3.29

	96,586			49,236

46

SCIENTIFIC INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

AS OF AND FOR THE YEARS ENDED JUNE 30, 2021 AND 2020

14. Earnings (Loss) Per Common Share

The Company presents the computation of earnings per share (“EPS”) on a basic basis. Basic EPS is computed by dividing net income or loss by the weighted average number of shares outstanding during the reported period. Diluted EPS is computed similarly to basic EPS, except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential additional common shares that were dilutive had been issued. Common shares are excluded from the calculation if they are determined to be anti-dilutive. The following table sets forth the weighted average number of common shares outstanding for each period presented.

	2021	2020

Weighted average number of common shares outstanding	3,189,602	1,515,103
Effect of dilutive securities:	-	-
Weighted average number of dilutive common shares outstanding	3,189,602	1,515,103

Basic and Diluted loss per common share:

Continuing operations	$(0.97)	$(0.30)
Discontinued operations	$(0.18)	$(0.16)
Consolidated operations	$(1.15)	$(0.46)

Approximately 88,691 and 2,481,783 shares of the Company's common stock issuable upon the exercise of stock options and warrants, respectively, were excluded from the calculation because the effect would be anti-dilutive due to the loss for the year ended June 30, 2021. Approximately 54,513 and 1,349,850 shares of the Company's common stock issuable upon the exercise of stock options and warrants, respectively, were excluded from the calculation because the effect would be anti-dilutive due to the loss for the year ended June 30, 2020.

47

SCIENTIFIC INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

AS OF AND FOR THE YEARS ENDED JUNE 30, 2021 AND 2020

15. Equity

At the 2020 Annual Meeting of Stockholders, the stockholders of the Company approved an amendment to the Certificate of Incorporation of the Company to increase the number of authorized shares of the Company’s Common stock by 3,000,000 shares from 7,000,000 to 10,000,000 shares, and a further amendment was approved by a majority of the Company’s shareholders on June 17, 2021 increasing the authorized shares to 15,000,000.

On June 18, 2020, the Company entered into a securities purchase agreement in the amount of $6,074,400 with several accredited investors for the sale and issuance of 1,349,850 shares of the Company’s Common Stock at an offering price of $4.50 per share and warrants to purchase up to 1,349,850 shares of the Company’s Common Stock exercisable at $9.0 0 per share. The issuance cost realated to this stock issuance amounted to approximately $70,000.  The proceeds were used to fund the operations of the Company’s Bioprocessing Systems Operations. The warrants were immediately exercisable and expire five years from the date of issuance. If at any time commencing twelve months from the date of the agreement, but before the expiration of the warrant, the volume weighted average price of the Company’s Common Stock exceeds $18 per share for each of thirty consecutive days, the Company may at any time in its sole discretion, call for the exercise of the Warrants, in their entirety.

On April 29, 2021, the Company received proceeds of approximately $7,580,400 from the sale of its securities to private investors upon the issuance of 1,595,880 shares of the Company’s Common Stock at an offering price of $4.75 per share which included warrants to purchase up to 797,940 shares of the Company’s Common Stock exercisable at $9.50 per share.  The issuance costs related to this stock issuance amounted to approximately $581,000.  In June 2021, the Company received an additional $9.5 million through the sale of an additional 2,000,000 shares of the Company’s Common Stock at $4.75 per share which also included warrants to purchase up to 999,993 of the Company's Common Stock exercisable at $9.50 per share. The issuance costs related to this stock issuance amounted to approximately $425,400.   These warrants are exercisable immediately and expire five years from date of issuance. The Company utilized the services of brokers for both transactions and incurred a total of approximately $1.0 million in issuance related costs for broker and legal fees. The Company was required under a registration rights agreement to register the shares, which it did through an S-1 Registration Statement filed with the Securities and Exchange Commission, which became effective on August 13, 2021. The proceeds were used for the Aquila acquisition with the remainder being used to fund the Bioprocessing Systems Operations.

48

SCIENTIFIC INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

AS OF AND FOR THE YEARS ENDED JUNE 30, 2021 AND 2020

16. Acquisition of Aquila Biolabs GmbH

Effective April 29, 2021, pursuant to a Stock Purchase Agreement ("SPA") the Company acquired all the outstanding capital stock of Aquila biolabs GmbH, a German start-up company engaged from its facility in Baesweiler, Germany in the design, production, and sale of bioprocessing systems and products which focus on the control and analysis of bioprocesses in bioreactors and incubation shakers for an aggregate purchase price of $7,880,100 in cash upon closing. Aquila’s principal customers are universities, pharmaceutical companies, and industrial companies. The products are sold primarily on a direct basis and to a lesser extent, through distributors.

The acquisition was accounted for under the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) 805, Business Combinations (“ASC 805”) in which the Company is treated as the accounting acquirer. In accordance with ASC 805, the assets acquired and liabilities assumed have been measured at fair value.

 For purposes of measuring the estimated fair value, where applicable, of the assets acquired and liabilities assumed, as reflected in the unaudited pro forma condensed consolidated financial information, the guidance in ASC 820, Fair Value Measurements and Disclosures (“ASC 820”) has been applied, which establishes a framework for measuring fair value. In accordance with ASC 820, fair value is an exit price and is defined as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” Under ASC 805, acquisition-related transaction costs and acquisition-related restructuring charges are not included as components of consideration transferred but are accounted for as expenses in the period in which the costs are incurred.

Management of the Company allocated the purchase price based on its valuation of the assets acquired and liabilities assumed as follows:

	Amount	Useful life
Fair value of assets acquired

Current assets:

Cash and cash equivalents	$201,100
Accounts receivable	159,200
Inventory	187,500
Prepaid expenses and other current assets	25,400
Property, plant and equipment	40,200
Deferred tax asset	800,300
Tradename	452,300	6 years
Non-compete agreements	784,500	4 years
IPR&D	742,100	5 years
Customer relationships	252,200	9 years
Patents and other intangibles	286,200	7 years
Total assets acquired	$3,931,000

Fair value of liabilities assumed:

Accounts payable	$(39,300)
Accrued expenses	(90,300)
Other current liabilities	(59,400)
Total liabilities assumed	(189,000)

Total identifiable net assets	3,742,000
Fair value of consideration transferred	7,880,100
Goodwill	$4,138,100

49

SCIENTIFIC INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

AS OF AND FOR THE YEARS ENDED JUNE 30, 2021 AND 2020

16.  Acquisition of Aquila Biolabs GmbH (continued)

Accounting Periods Presented

Aquila’s fiscal year ended on December 31. Its historical results have been aligned to more closely conform to the Company’s June 30 fiscal year end by taking Aquila’s interim financial results for six months ended December 31, 2019 and for the six months ended June 30, 2020. In addition, certain historical Aquila balances have been reclassified to conform to the pro forma consolidated presentation. There were no transactions between the two companies during the period presented. No pro forma adjustments were made to conform Aquila’s accounting policies which follow Germany’s generally accepted accounting principles (“German GAAP”) to the Company’s accounting principles, as any differences were deemed immaterial.

Unaudited Pro forma information is as follows:

(In $000’s)	6/30/2020
Revenues	$9,346
Net loss	(1,650)
Earnings per share
Diluted	$(0.37)
Basic	(0.37)

These pro forma results do not represent financial results that would have been realized had the acquisition actually occurred on July 1, 2019, nor are they intended to be a projection of future results. For additional information, please refer to the Company’s current report on Form 8-KA, filed on July12, 2021.

17.  Discontinued Operations

Effective November 30, 2020, the Company, as part of its strategic shift to becoming a life sciences tool provider, sold its Catalyst Research Instruments Operations reporting segment through the sale by Altamira of substantially all of its assets, which comprised of fixed assets, and inventory to Beijing JWGB Sci. & Tech. Co. Ltd., a corporation formed under the laws of the People’s Republic of China (“JWGB”) for $440,000 payable in cash through January 2021, resulting in a $405,400 pre-tax loss. In order to preserve business continuity for the buyer, Altamira agreed to purchase certain components on behalf of JWGB for which JWGB agreed to reimburse Altamira. At March 31, 2021, JWGB paid the full $440,000 purchase price and $28,500 for component purchases made on its behalf. The Company retained all its receivables and payables related to sales made prior to November 30, 2020, certain inventory related to two work-in-process orders which will be shipped by the end of the fiscal year ending June 30, 2021, product warranty and other miscellaneous liabilities related to certain employee benefits, and expenses related to the closure of the Altamira facility, which was substantially completed at the end of December 2020.

As a result of the disposal described above, the operating results of the former Catalyst Research Instruments Operations segment have been presented as discontinued operations in the balance sheets, the statements of operations, and the statements of cash flows, as detailed below.

Assets:	June 30, 2021	June 30, 2020
Accounts receivable	$52,000	$-
Inventories	3,300	343,700
Property and equipment, net	-	1,400
Goodwill	-	447,900

Discontinued operations	$55,300	$793,000

50

SCIENTIFIC INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

AS OF AND FOR THE YEARS ENDED JUNE 30, 2021 AND 2020

17.  Discontinued Operations (continued)

Liabilities:	June 30, 2021	June 30, 2020
Accounts payable	$-	$20,100
Accrued expenses and taxes	20,700	120,700
Contract liabilities	16,500	69,000
Operating lease liabilities, current portion	-	31,100

	$37,200	$240,900

	Years Ended
	June 30, 2021	June 30, 2020
Revenues	$387,700	$785,900
Cost of goods sold	471,800	869,900
Gross profit	(84,100)	(84,000)
Selling, general and administrative expenses	280,400	388,500
Loss from operations	(364,500)	(472,500)
Loss on disposal	(405,400)	--
Loss before income tax benefit	(769,900)	(472,500)
Income tax benefit, all deferred	(207,400)	(222,600)
Net income (loss) attributable to discontinued operations	$(562,500)	$(249,900)

In our Consolidated Statements of Cash Flows, the cash flows from discontinued operations are not separately classified. Cash (used) and provided by operating activities from discontinued operations for year ended June 30, 2021 and June 30, 2020 was ($75,000) and $66,100, respectively. Cash provided by investing activities from discontinued operations for the year ended June 30, 2021 was $440,000 and $2,200 for the year ended June 30, 2020. There was no cash provided or used by the discontinued operations for financing activities for both the current and prior year periods.

51

SCIENTIFIC INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2022	June 30, 2021
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$4,068,000	$9,675,200
Investment securities	7,768,600	3,744,600
Trade accounts receivable, less allowance for doubtful accounts of $15,600 at March 31, 2022 and June 30, 2021	1,712,900	1,294,700
Inventories	4,367,900	2,977,100
Income tax receivable	161,100	333,300
Prepaid expenses and other current assets	312,800	350,900
Assets of discontinued operations	600	55,300
Total current assets	18,391,900	18,431,100

Property and equipment, net	566,900	412,600
Goodwill	4,395,400	4,395,400
Other intangible assets, net	2,216,300	2,557,800
Deferred taxes	3,445,300	2,489,900
Operating lease right-of-use assets	1,448,600	665,300
Other assets	62,400	54,300

Total assets	$30,526,800	$29,006,400

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,051,100	$453,500
Accrued expenses	661,100	633,500
Contingent consideration	117,500	136,600
Bank overdraft	40,600	321,700
Lease liabilities, current portion	124,300	270,500
Paycheck Protection Program loan	-	433,800
Liabilities of discontinued operations	7,900	37,200
Total current liabilities	2,002,500	2,286,800

Contingent consideration payable, less current portion	-	23,400
Lease liabilities, less current portion	1,388,100	460,500
Other long-term liabilities	-	10,900

Total liabilities	3,390,600	2,781,600

Shareholders’ equity:
Common stock, $0.05 par value; 20,000,000 and 15,000,000 shares authorized; 7,023,401 and 6,477,945 shares issued; 7,003,599 and 6,458,143 shares outstanding at March 31, 2022 and June 30, 2021	351,200	324,000
Additional paid-in capital	31,233,600	26,613,500
Accumulated comprehensive loss	(104,800)	(9,200)
Accumulated deficit	(4,291,400)	(651,100)
	27,188,600	26,277,200
Less common stock held in treasury at cost, 19,802 shares	52,400	52,400
Total shareholders’ equity	27,136,200	26,224,800

Total liabilities and shareholders’ equity	$30,526,800	$29,006,400

See notes to unaudited condensed consolidated financial statements.

52

   SCIENTIFIC INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS (UNAUDITED)

	For the Three Month Period Ended March 31,	For the Three Month Period Ended March 31,	For the Nine Month Period Ended March 31,	For the Nine Month Period Ended March 31,
	2022	2021	2022	2021

Revenues	$2,864,900	$2,508,600	$8,623,500	$7,245,100

Cost of revenues	1,318,300	1,145,700	4,154,600	3,419,400

Gross profit	1,546,600	1,362,900	4,468,900	3,825,700

Operating expenses:
General and administrative	1,610,400	1,385,600	4,442,300	2,441,700
Selling	1,054,000	1,386,100	2,996,800	2,658,900
Research and development	624,500	450,000	2,141,300	1,024,000

Total operating expenses	3,288,900	3,221,700	9,580,400	6,124,600

Loss from operations	(1,742,300)	(1,858,800)	(5,111,500)	(2,298,900)

Other income (expense):
Other income (expense), net	(102,700)	6,100	363,500	22,300
Interest income	400	22,500	49,800	71,400
Total other income (expense), net	(102,300)	28,600	413,300	93,700

Loss from continuing operations before income tax benefit	(1,844,600)	(1,830,200)	(4,698,200)	(2,205,200)

Income tax benefit, current	(95,100)	-	(95,100)	-
Income tax benefit, deferred	(222,100)	(378,200)	(959,400)	(472,300)
Total income tax benefit	(317,200)	(378,200)	(1,054,500)	(472,300)

Loss from continuing operations	(1,527,400)	(1,452,000)	(3,643,700)	(1,732,900)

Discontinued operations (Note 9):

Gain (loss) from discontinued operations, net of tax	(7,600)	16,400	3,400	(578,500)

Net loss	$(1,535,000)	$(1,435,600)	$(3,640,300)	$(2,311,400)

Comprehensive loss:

Unrealized holding loss on investment securities, net of tax	(4,700)	-	(5,100)	-
Foreign currency translation adjustment	(194,500)	-	(90,500)	-
Comprehensive loss	(199,200)	-	(95,600)	-

Total comprehensive loss	$(1,734,200)	$(1,435,600)	$(3,735,900)	$(2,311,400)

Basic loss per common share:

Continuing operations	$(0.23)	$(0.51)	$(0.56)	$(0.61)
Discontinued operations	$(0.00)	$0.01	$0.00	$(0.20)
Consolidated operations	$(0.23)	$(0.50)	$(0.56)	$(0.81)

See notes to unaudited condensed consolidated financial statements.

53

SCIENTIFIC INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (UNAUDITED)

	Common Stock		Additional	Accumulated Other Comprehensive		Treasury Stock		Total
	Shares	Amount	Paid-in Capital	Income (Loss)	Accumulated Deficit	Shares	Amount	Stockholders' Equity

Balance July 1, 2021	6,477,945	$324,000	$26,613,500	$(9,200)	$(651,100)	19,802	$52,400	$26,224,800

Net loss	-	-	-	-	(1,208,800)	-	-	(1,208,800)

Foreign currency translation adjustment	-	-	-	34,100	-	-	-	34,100

Unrealized holding gain on investment securities, net of tax	-	-	-	2,200	-	-	-	2,200

Stock-based compensation	-	-	675,400	-	-	-	-	675,400

Balance, September 30, 2021	6,477,945	324,000	27,288,900	27,100	(1,859,900)	19,802	52,400	25,727,700

Net loss	-	-	-	-	(896,500)	-	-	(896,500)

Foreign currency translation adjustment	-	-	-	69,900	-	-	-	69,900

Unrealized holding gain on investment securities, net of tax	-	-	-	(2,600)	-	-	-	(2,600)

Stock-based compensation	-	-	591,000	-	-	-	-	591,000
Balance, December 31, 2021	6,477,945	324,000	27,879,900	94,400	(2,756,400)	19,802	52,400	25,489,500

Net loss	-	-	-	-	(1,535,000)	-	-	(1,535,000)

Issuance of Common Stock and Warrants, net of issuance costs	545,456	27,200	2,700,000	-	-	-	-	2,727,200

Foreign currency translation adjustment	-	-		(194,500)	-	-	-	(194,500)

Unrealized holding loss on investment securities, net of tax	-	-	-	(4,700)	-	-	-	(4,700)

Stock-based compensation	-	-	653,700	-	-	-	-	653,700

Balance, March 31, 2022	7,023,401	$351,200	$31,233,600	$(104,800)	$(4,291,400)	19,802	$52,400	$27,136,200

54

SCIENTIFIC INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (CONTINUED)

(UNAUDITED)

	Common Stock		Additional Paid-in	Retained	Treasury Stock		Total Stockholders'
	Shares	Amount	Capital	Earnings	Shares	Amount	Equity

Balance July 1, 2020	2,881,065	$144,100	$8,608,300	$3,021,400	19,802	$52,400	$11,721,400

Net loss	-	-	-	(263,300)	-	-	(263,300)

Stock-based compensation	-	-	61,300	-	-	-	61,300

Balance, September 30, 2020	2,881,065	144,100	8,669,600	2,758,100	19,802	52,400	11,519,400

Net loss	-	-	-	(612,500)	-	-	(612,500)

Stock-based compensation	-	-	76,100	-	-	-	76,100
Balance, December 31, 2020	2,881,065	144,100	8,745,700	2,145,600	19,802	52,400	10,983,000

Net loss	-	-	-	(1,435,600)	-	-	(1,435,600)

Stock-based compensation	-	-	1,292,000	-	-	-	1,292,000

Stock options exercised	1,000	100	2,900	-	-	-	3,000

Balance, March 31, 2021	2,882,065	$144,200	$10,040,600	$710,000	19,802	$52,400	$10,842,400

55

SCIENTIFIC INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	For the Nine Month Period March 31, 2022	For the Nine Month Period March 31, 2021
Operating activities:

Net loss	$(3,640,300)	$(2,311,400)
Adjustments to reconcile net loss to net cash used in operating activities:
Loss/(Gain) on sale of investments	11,100	(34,600)
Unrealized holding loss on investments	102,800	18,900
Extinguishment of debt	(433,800)	-
Depreciation and amortization	581,800	126,700
Deferred income taxes	(955,400)	(652,300)
Loss on disposal of subsidiary	-	405,400
Stock-based compensation	1,920,100	1,429,400
Change in fair value of contingent consideration	(42,500)	(118,500)
Changes in operating assets and liabilities:
Trade accounts receivable	(328,700)	(758,500)
Inventories	(1,383,900)	(697,700)
Carrying value of right of use assets	(783,300)	87,700
Income tax receivable	172,200	(1,500)
Prepaid and other current assets	(127,700)	57,400
Accounts payable	585,500	142,600
Contract liabilities	796,100	(20,000)
Lease liabilities	-	(51,000)
Bank overdraft	(281,100)	7,500
Other assets	107,100	-
Discontinued operations	25,400	-
Accrued expenses	(20,700)	(222,600)
Total adjustments	(55,000)	(281,100)
Net cash used in operating activities	(3,695,300)	(2,592,500)

Investing activities:

Redemption of investment securities	1,278,500	1,631,000
Purchase of investment securities	(5,422,700)	(6,609,200)
Proceeds from sale of assets of discontinued operations	-	440,000
Capital expenditures	(337,400)	(183,700)
Purchase of other intangible assets	(67,000)	(41,200)
Net cash used in investing activities	(4,548,600)	(4,763,100)

Financing activities:

Proceeds from issuance of common stock	3,000,000	-
Issuance costs of common stock and warrants	(272,800)	-
Payments of contingent consideration	-	(13,400)
Proceeds from Payroll Protection Program	-	433,800
Proceeds from stock options exercised	-	3,000
Net cash provided by financing activities	2,727,200	423,400

Effect of changes in foreign currency exchange rates	(90,500)	-

Net decrease in cash and cash equivalents	(5,607,200)	(6,932,200)
Cash and cash equivalents, beginning of year	9,675,200	7,559,700
Cash and cash equivalents, end of period	$4,068,000	$627,500

56

SCIENTIFIC INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

(UNAUDITED)

	For the Nine Month Period March 31, 2022	For the Nine Month Period March 31, 2021
SUPPLEMENTAL DISCLOSURES:

Cash paid during the period for:
Income taxes	$-	$2,500
Noncash financing activities:
Record right-of-use assets	$941,300	$-
Record lease liabilities	$941,300	$-

57

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

General

The accompanying unaudited interim condensed consolidated financial statements are prepared pursuant to the Securities and Exchange Commission’s rules and regulations for reporting on Form 10-Q. Accordingly, certain information and notes required by accounting principles generally accepted in the United States for complete financial statements are not included herein. The Company believes all adjustments necessary for a fair presentation of these interim statements have been included and that they are of a normal and recurring nature. These interim statements should be read in conjunction with the Company’s consolidated financial statements and notes thereto, included in its Annual Report on Form 10-K for the fiscal year ended June 30, 2021. The results for the three and nine months ended March 31, 2022 are not necessarily an indication of the results for the full fiscal year ending June 30, 2022.

1. Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Scientific Industries, Inc., its wholly- owned subsidiary, Scientific Bioprocessing Holdings, Inc. (“SBHI”),  SBHI’s wholly-owned subsidiaries, Scientific Bioprocessing, Inc. (“SBI”), and aquila biolabs GmbH (“Aquila”), a German corporation, which was acquired on April 29, 2021, Scientific Packaging Industries, Inc., an inactive wholly-owned subsidiary, and Altamira Instruments, Inc. (“Altamira”), and wholly-owned subsidiary (accounted for as a discontinued operation as of November 30, 2020) (all collectively referred to as the “Company”). All material intercompany balances and transactions have been eliminated in consolidation.

COVID-19 Pandemic

The challenges posed by the COVID-19 pandemic on the global economy began to take effect and adversely affected the Company’s operations at the end of the third quarter of the fiscal year ended June 30, 2020. At that time, the Company took appropriate action and put plans in place to diminish the adverse effects of COVID-19 on its operations, enabling the Company to continue to operate with minor or temporary disruptions to its operations. The Company took immediate action pertaining to COVID-19 preparedness by implementing the US Center for Disease Control’s guidelines for employers in order to protect the Company’s employees’ health and safety, with actions such as implementing work from home, social distancing in the workplace, requiring self-quarantine for any employee showing symptoms, wearing face coverings, and training employees on maintaining a healthy work environment. The Company experienced supply chain disruptions which had an impact on its operations causing delayed delivery of some products to its customers, and production inefficiencies. SBI’s facility was shut down temporarily due to state mandates, however, the impact on operations was minimal, and the Company was able to retain its employees without furloughs or layoffs, in part, due to the Company’s receipt of two loans under the Federal Government’s Small Business Administration Paycheck Protection Program (“PPP”).

The Company received $563,800 and $433,800 in PPP loans in April 2020 and March 2021, respectively. The first loan was forgiven in June 2021 except for $32,700 which was repaid by the Company and the second loan was forgiven in full in December 2021. The Company elected to account for its PPP Loans in accordance with Accounting Standards Codification (“ASC”), Topic 470 Debt, with interest, if any, accrued in accordance with the interest method under ASC 835-30, Imputation of Interest. Initially, the Company recognized the entire loan amounts as liabilities on its balance sheets and remained as liabilities until either the Company was legally released from its obligations or paid the lender. Once the loans were forgiven, the amounts forgiven were recorded in the Company’s statement of operations as “Other Income.”

Adopted Accounting Pronouncements

In December 2019, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2019-12, “Simplifying the Accounting for Income Taxes”, which is designed to simplify the accounting for income taxes by removing certain exceptions to the general principles in Topic 740. ASU No. 2019-12 is effective for fiscal years beginning after December 15, 2020. The adoption of this standard as of July 1, 2021 did not have a material impact on the Company’s financial statements.

Recently Issued Accounting Pronouncements

The Company has implemented all new accounting pronouncements that are in effect and is evaluating any that may impact its financial statements.  The Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

58

2. Revenue

The Company generates revenues from the following sources: (1) Benchtop Laboratory Equipment, and (2) Bioprocessing Systems. The following table summarizes the Company’s disaggregation of revenues for the three and nine months ended March 31, 2022 and 2021.

	Benchtop Laboratory Equipment	Bioprocessing Systems	Consolidated
Three Months Ended March 31, 2022:

Revenues	$2,434,600	$430,300	$2,864,900

Foreign Sales	783,600	269,700	1,053,300

	Benchtop Laboratory Equipment	Bioprocessing Systems	Consolidated
Three Months Ended March 31, 2021:

Revenues	$2,365,700	$142,900	$2,508,600

Foreign Sales	942,200	102,600	1,044,800

	Benchtop Laboratory Equipment	Bioprocessing Systems	Consolidated
Nine Months Ended March 31, 2022:

Revenues	$7,465,700	$1,157,800	$8,623,500

Foreign Sales	2,814,700	791,200	3,605,900

	Benchtop Laboratory Equipment	Bioprocessing Systems	Consolidated
Nine Months Ended March 31, 2021:

Revenues	$6,803,300	$441,800	$7,245,100

Foreign Sales	2,724,800	395,000	3,119,800

Benchtop Laboratory Equipment sales are comprised primarily of standard benchtop laboratory equipment sold to laboratory equipment distributors, or directly to end users primarily online via the Company’s website. The sales cycle from time of receipt of order to shipment ranges from a day to a few weeks. Customers either pay by credit card (online sales) or Net 30-90 days, depending on the customer. Once the item is shipped under the terms specified in the order, which is primarily “FOB Factory”, other than a standard warranty, there are no other obligations to the customer. The standard warranty is typically one or two years, covering parts and labor, and is deemed immaterial. Revenue is recognized at the point in time when the risks and rewards of ownership have transferred to the customer, which is generally upon shipment.

Bioprocessing Systems revenues consist of royalty revenues generated through SBI and product revenues generated primarily through Aquila. Royalty revenues are earned by the Company under a licensing agreement from a single licensee and its sublicenses. The license agreement included two United States patents, which expired in August 2021. The Company is obligated to pay 50% of all royalties earned to the entity that licensed the intellectual property to the Company.

59

3. Segment Information and Concentrations

The Company views its operations as two segments: the manufacture and marketing of standard benchtop laboratory equipment for research in university, hospital and industrial laboratories sold primarily through laboratory equipment distributors and laboratory and pharmacy balances and scales (“Benchtop Laboratory Equipment Operations”); and the design, manufacture, and marketing of bioprocessing systems and products (“Bioprocessing Systems”) and related royalty income.

Segment information is reported as follows:

	Benchtop Laboratory Equipment	Bioprocessing Systems	Corporate And Other	Consolidated
Three Months Ended March 31, 2022:

Revenues	$2,434,600	$430,300	$-	$2,864,900

Foreign Sales	783,600	269,700	-	1,053,300

Income (Loss) From Operations	247,300	(1,651,700)	(337,900)	(1,742,300)

Assets	10,231,100	10,024,261	10,271,439	30,526,800

Long-Lived Asset Expenditures	16,500	158,000	-	174,500

Depreciation and Amortization	24,600	229,900	-	254,500

	Benchtop Laboratory Equipment	Bioprocessing Systems	Corporate And Other	Consolidated
Three Months Ended March 31, 2021:

Revenues	$2,365,700	$142,900	$-	$2,508,600

Foreign Sales	942,200	102,600	-	1,044,800

Income (Loss) From Operations	394,700	(1,323,900)	(929,600)	(1,858,800)

Assets	5,979,400	1,281,200	6,639,700	13,900,300

Long-Lived Asset Expenditures	18,600	92,100	-	110,700

Depreciation and Amortization	30,000	16,700	-	46,700

60

Approximately 50% and 55% of net sales from Benchtop Laboratory Equipment Operations (42% and 52% of total revenues) for the three months ended March 31, 2022 and 2021, respectively, were derived from sales of the Company’s main product, the Vortex-Genie 2 mixer, excluding accessories.

Approximately 24% and 20% of total Benchtop Laboratory Equipment Operations sales (20% and 19% of total revenues) were derived from the Torbal Scales Division for the three months ended March 31, 2022 and 2021, respectively. For the three months ended March 31, 2022 and 2021, respectively, three customers accounted for approximately 19% and 26% of net sales of the Benchtop Laboratory Equipment Operations (16% and 25% of the Company’s total revenues), respectively.

	Benchtop Laboratory Equipment	Bioprocessing Systems	Corporate And Other	Consolidated
Nine Months Ended March 31, 2022:

Revenues	$7,465,700	$1,157,800	$-	$8,623,500

Foreign Sales	2,814,700	791,200	-	3,605,900

Income (Loss) From Operations	1,107,000	(5,091,300)	(1,127,200)	(5,111,500)

Assets	10,231,100	10,024,261	10,271,439	30,526,800

Long-Lived Asset Expenditures	83,100	321,300	-	404,400

Depreciation and Amortization	71,200	510,600	-	581,800

	Benchtop Laboratory Equipment	Bioprocessing Systems	Corporate And Other	Consolidated
Nine Months Ended March 31, 2021:

Revenues	$6,803,300	$441,800	$-	$7,245,100

Foreign Sales	2,724,800	395,000	-	3,119,800

Income (Loss) From Operations	1,347,100	(2,598,000)	(1,048,000)	(2,298,900)

Assets	5,979,400	1,281,200	6,639,700	13,900,300

Long-Lived Asset Expenditures	54,100	170,800	-	224,900

Depreciation and Amortization	79,700	46,500	500	126,700

61

Approximately 49% and 51% of total Benchtop Laboratory Equipment Operations sales (42% and 47% of total revenues) for the nine months ended March 31, 2022 and 2021, respectively, were derived from sales of the Company’s main product, the Vortex-Genie 2 mixer, excluding accessories.

Approximately 24% and 23% for both periods of total Benchtop Laboratory Equipment Operations sales (21% and 21% of total revenues) were derived from the Torbal Scales Division for the nine months ended March 31, 2022 and 2021, respectively.

For each of the nine-month periods ended March 31, 2022 and 2021, three customers accounted for approximately 20% and 23% of net sales of the Benchtop Laboratory Equipment Operations (17% and 21% of the Company’s total revenues), respectively.

4. Fair Value of Financial Instruments

In valuing assets and liabilities, the Company is required to maximize the use of quoted market prices and minimize the use of unobservable inputs. The Company calculated the fair value of its Level 1 and 2 instruments based on the exchange traded price of similar or identical instruments where available or based on other observable instruments. These calculations take into consideration the credit risk of both the Company and its counterparties. The Company has not changed its valuation techniques in measuring the fair value of any financial assets or liabilities during the period.

The fair value of the contingent consideration obligations are based on a probability-weighted approach derived from the estimates of earn-out criteria and the probability assessment with respect to the likelihood of achieving those criteria. The measurement is based on significant inputs that are not observable in the market, therefore, the Company classifies this liability as Level 3 in the following table.

62

The following tables set forth by level within the fair value hierarchy the Company’s financial assets and liabilities that were accounted for at fair value on a recurring basis at March 31, 2022 and June 30, 2021 according to the valuation techniques the Company used to estimate their fair values:

	Fair Value at	Fair Value Measurements Using Inputs Considered as
	March 31, 2022	Level 1	Level 2	Level 3
Assets:
Cash and cash equivalents	$4,068,000	$4,068,000	$-	$-
Investment securities	7,768,600	6,796,500	972,100	-

Total	$11,836,600	$10,864,500	$972,100	$-

Liabilities:
Contingent consideration	$117,500	$-	$-	$117,500

	Fair Value at	Fair Value Measurements Using Inputs Considered as
	June 30, 2021	Level 1	Level 2	Level 3
Assets:
Cash and cash equivalents	$9,675,200	$9,675,200	$-	$-
Investment securities	3,744,600	2,920,600	824,000	-

Total	$13,419,800	$12,595,800	$824,000	$-

Liabilities:
Contingent consideration	$160,000	$-	$-	$160,000

Investments in marketable securities by security type at March 31, 2022 and June 30, 2021 consisted of the following:

	Cost	Fair Value	Unrealized Holding Gain (Loss)
At March 31, 2022:
Equity securities	$118,900	$176,900	$58,000
Mutual funds	6,708,300	6,619,600	(88,700)
Debt securities	977,200	972,100	(5,100)
	$7,804,400	7,768,600	(35,800)

	Cost	Fair Value	Unrealized Holding Gain (Loss)
At June 30, 2021:
Equity securities	$102,200	$154,100	$51,900
Mutual funds	2,752,400	2,766,500	14,100
Debt securities	832,700	824,000	(8,700)
	$3,687,300	$3,744,600	$57,300

63

5. Inventories

	March 31, 2022	June 30, 2021
Raw materials	$3,058,100	$2,170,400
Work-in-process	106,400	39,600
Finished goods	1,203,400	767,100
	$4,367,900	$2,977,100

6. Goodwill and Finite Lived Intangible Assets

Goodwill amounted to $4,395,400 at March 31, 2022 and June 30, 2021, all of which is expected to be deductible for tax purposes.

The components of finite-lived intangible assets are as follows:

	Useful Lives	Cost	Accumulated Amortization	Net
At March 31, 2022:
Technology, trademarks	5-10 yrs.	$817,000	$431,800	$385,200
Trade names	3-6 yrs.	140,000	140,000	-
Websites	3-7 yrs.	210,000	210,000	-
Customer relationships	4-10 yrs.	372,200	133,100	239,100
Sublicense agreements	10 yrs.	294,000	294,000	-
Non-compete agreements	4-5 yrs.	1,060,500	455,300	605,200
In-process research and development	3-5 yrs.	917,600	249,600	668,000
Patents	5-7 yrs.	593,000	274,200	318,800

		$4,404,300	$2,188,000	$2,216,300

	Useful Lives	Cost	Accumulated Amortization	Net
At June 30, 2021:
Technology, trademarks	5-10 yrs.	$364,700	$362,200	$2,500
Trade names	3-6 yrs.	592,300	152,600	439,700
Websites	3-7 yrs.	210,000	210,000	-
Customer relationships	4-10 yrs.	372,200	102,400	269,800
Sublicense agreements	10 yrs.	294,000	283,000	11,000
Non-compete agreements	4-5 yrs.	1,060,500	308,600	751,900
In-process research and development	3-5 yrs.	852,100	134,800	717,300
Patents	5-7 yrs.	591,500	225,900	365,600

		$4,337,300	$1,779,500	$2,557,800

Total amortization expense was $134,600 and $16,000 for the three months ended March 31, 2022 and 2021, respectively, and $408,500 and $48,500 for the nine months ended March 31, 2022 and 2021, respectively. As of March 31, 2022, estimated future amortization expense related to intangible assets is $134,300 for the remainder of the fiscal year ending June 30, 2022, $520,900 for fiscal 2023, $518,900 for fiscal 2024, $485,100 for fiscal 2025, $284,600 for fiscal 2026 and $137,500 thereafter.

64

7. Loss Per Common Share

The Company presents the computation of earnings per share (“EPS”) on a basic basis. Basic EPS is computed by dividing net income, if any, by the weighted average number of shares outstanding during the reported period. Diluted EPS is computed similarly to basic EPS, except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential additional common shares that were dilutive had been issued. Common shares are excluded from the calculation if they are determined to be anti-dilutive; accordingly, no dilution is shown for loss periods. The following table sets forth the weighted average number of common shares outstanding for each period presented.

	For the Three Month Period Ended March 31, 2022	For the Three Month Period Ended March 31, 2021	For the Nine Month Period Ended March 31, 2022	For the Nine Month Period Ended March 31, 2021
Weighted average number of common shares outstanding	6,633,901	2,861,607	6,544,112	2,861,376
Effect of dilutive securities	-	-	-	-
Weighted average number of dilutive common shares outstanding	6,633,901	2,861,607	6,544,112	2,861,376
Basic and diluted loss per common share:

Continuing operations	$(0.23)	$(0.51)	$(0.56)	$(0.61)
Discontinued operations	$-	$0.01	$-	$(0.20)
Consolidated operations	$(0.23)	$(0.50)	$(0.56)	$(0.81)

Approximately 3,452,542 and 3,451,461 shares of the Company’s common stock issuable upon the exercise of options and warrants, respectively, were excluded from the calculation because the effect would be anti-dilutive due to the loss for the three and nine months ended March 31, 2022.

Approximately 259,357 and 1,349,850 shares of the Company’s common stock issuable upon the exercise of options and warrants, respectively, were excluded from the calculation because the effect would be anti-dilutive due to the loss for the three and nine months ended March 31, 2021.

8. Leases

The Company leases certain properties consisting principally of (i) a facility in Bohemia, New York (headquarters) through October 2028, (ii) a facility in Pittsburgh, Pennsylvania for SBI’s Bioprocessing Systems Operations through May 2023, and (iii) a facility for sales and administration in Orangeburg, New York through October 2022. There are no renewal options with any of the leases, no residual values or significant restrictions or covenants other than those customary in such arrangements, and no non-cash activities; and any rent escalations incorporated within the leases are included in the calculation of the future minimum lease payments, as further described below.

The Company determines whether an agreement contains a lease at inception based on the Company’s right to obtain substantially all of the economic benefits from the use of the identified asset and its right to direct the use of the identified asset. Lease liabilities represent the present value of future lease payments and the Right-Of-Use (“ROU”) assets represent the Company’s right to use the underlying assets for the respective lease terms. ROU assets and lease liabilities are recognized at the lease commencement date based on the present value of the lease payments over the lease term. Each ROU asset is further adjusted to account for previously recorded lease expenses such as deferred rent and other lease liabilities. As the Company’s leases do not provide an implicit rate, the Company used its incremental borrowing rate of 5.0% as the discount rate to calculate the present value of future lease payments, which was the interest rate that its bank would charge for a similar loan.

65

The Company elected not to recognize a ROU asset or a lease liability for leases with an initial term of twelve months or less. In addition to minimum lease payments, certain leases require payment of a proportionate share of real estate taxes and certain building operating expenses or payments based on an excess of a specified base. These variable lease costs are not included in the measurement of the ROU asset or lease liability due to unpredictability of the payment amount and are recorded as lease expenses in the period incurred. The Company’s lease agreements do not contain residual value guarantees.

The Company elected available practical expedients for existing or expired contracts of lessees whereby the Company is not required to reassess whether such contracts contain leases, the lease classification or the initial direct costs. The Company is not utilizing the practical expedient which allows the use of hindsight by lessees and lessors in determining the lease term and in assessing impairment of its ROU assets. The Company utilized the transition method allowing entities to only apply the new lease standard in the year of adoption.

As of March 31, 2022, the weighted-average remaining lease term for operating lease liabilities was approximately 5.32 years and the weighted-average discount rate was 5.0%. Total cash payments under these leases were approximately $82,000 and $240,200, for the three and nine months ended March 31, 2022 of which $81,800 and $226,300 was recorded as leases expense, respectively.

The Company’s approximate future minimum rental payments under all leases existing at March 31, 2022 through October 2028 are as follows:

Fiscal year ending June 30,	Amount
Remainder of 2022	$82,200
2023	311,400
2024	247,600
2025	255,000
2026	262,700
Thereafter	609,600
Total future minimum payments	1,768,500
Less imputed interest	(256,100)
Total Present Value of Operating Lease Liabilities	$1,512,400

9. Discontinued Operations

Effective November 30, 2020, as part of its strategic shift to becoming a life sciences tool provider, the Company sold its operations relating to the manufacture and marketing of custom-made catalyst research instruments for universities, government laboratories, and chemical petrochemical companies sold on direct basis (the “Catalyst Research Instruments Operations”) through the sale by Altamira of substantially all of its assets and inventory to Beijing JWGB Sci. & Tech. Co. Ltd., a corporation formed under the laws of the People’s Republic of China (“JWGB”) for $440,000 which was fully paid in cash by January 2021, resulting in a $405,400 pre-tax loss. To preserve business continuity for the buyer, Altamira agreed to purchase certain components on behalf of JWGB for which JWGB agreed to reimburse Altamira. The Company retained all its receivables and payables related to sales made prior to November 30, 2020, certain inventory related to two work-in-process orders which have been shipped, product warranty and other miscellaneous liabilities related to certain employee benefits, and expenses related to the closure of the Altamira facility, which was completed at the end of December 2020.

66

As a result of the disposal described above, the operating results of the former Catalyst Research Instruments Operations segment have been presented as discontinued operations in the balance sheets, the statements of operations, and the statements of cash flows, as detailed below.

Assets:	March 31, 2022	June 30, 2021
Cash	$600	$-
Accounts receivable	-	52,000
Inventories	-	3,300

	$600	$55,300

Liabilities:	March 31, 2022	June 30, 2021
Accrued expenses and taxes	$-	$20,700
Contract liabilities	7,900	16,500

	$7,900	$37,200

	Three Months Ended		Nine Months Ended
	March 31,2022	March 31,2021	March 31,2022	March 31,2021
Revenues	$-	$107,800	$20,600	$387,700
Cost of goods sold	6,900	78,800	10,300	458,500
Gross profit (loss)	(6,900)	29,000	10,300	(70,800)
Selling, general and administrative expenses	700	12,600	2,900	282,200
Income (loss) from operations	(7,600)	16,400	7,400	(353,000)
Loss on disposal	-	-	-	(405,400)
Income (loss) before income tax benefit	(7,600)	16,400	7,400	(758,400)
Income tax expense (benefit)	-	-	4,000	(179,900)
Net income (loss) attributable to discontinued operations	$(7,600)	$16,400	$3,400	$(578,500)

In our Consolidated Statements of Cash Flows, the cash flows from discontinued operations are not separately classified. Cash provided by (used in) operating activities from discontinued operations for nine months ended March 31, 2022 and March 31, 2021 was $25,400 and $(502,900), respectively.

Cash provided by investing activities from discontinued operations for the nine months ended March 31, 2022 was none and $440,000 for the nine months ended March 31, 2021.

There was no cash provided by or used in financing activities for either period.

10. Acquisition of Aquila Biolabs GmbH

Effective April 29, 2021, the Company acquired all the outstanding capital stock of Aquila, a German start-up company engaged from its facility in Baesweiler, Germany in the design, production, and sale of bioprocessing systems and products which focus on the control and analysis of bioprocesses in bioreactors and incubation shakers for an aggregate purchase price of $7,880,100 in cash upon closing. Aquila’s principal customers are universities, pharmaceutical companies, and industrial companies. Aquila’s products are sold primarily on a direct basis and to a lesser extent, through distributors.

The acquisition was accounted for in accordance with ASC 805, Business Combinations (“ASC 805”) in which the Company is treated as the accounting acquirer. Accordingly, the assets acquired and liabilities assumed were measured at estimated fair value.

67

For purposes of measuring the estimated fair value, where applicable, of the assets acquired and liabilities assumed, as reflected in the unaudited pro forma condensed consolidated financial information, the guidance in ASC 820, Fair Value Measurements and Disclosures (“ASC 820”) has been applied, which establishes a framework for measuring fair value. In accordance with ASC 820, fair value is an exit price and is defined as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” Under ASC 805, acquisition-related transaction costs and acquisition-related restructuring charges are not included as components of consideration transferred but are accounted for as expenses in the period in which the costs are incurred.

Management of the Company allocated the purchase price based on its estimated valuation of the assets acquired and liabilities assumed as follows:

	Amount	Useful life
Fair value of assets acquired:
Current assets:
Cash and cash equivalents	$201,100
Accounts receivable	159,200
Inventory	187,500
Prepaid expenses and other current assets	25,400
Property, plant and equipment	40,200
Deferred tax asset	800,300
Tradename	452,300	6 years
Non-compete agreements	784,500	4 years
In-process research and development	742,100	5 years
Customer relationships	252,200	9 years
Patents and other intangibles	286,200	7 years
Total assets acquired	$3,931,000

Fair value of liabilities assumed:
Accounts payable	$(39,300)
Accrued expenses	(90,300)
Other current liabilities	(59,400)
Total liabilities assumed	$(189,000)

Total identifiable net assets	$3,742,000
Fair value of consideration transferred	7,880,100
Goodwill	$4,138,100

11. Paycheck Protection Program Loan

The Company received a second $433,800 PPP loan in March 2021, pursuant to the PPP loan administered by the U.S. Small Business Administration through its bank. The full amount of this loan was forgiven in December 2021, and is reflected as other income (extinguishment of debt) in the accompanying statements of operations and comprehensive loss.

12. Equity

Authorized Shares

On February 25, 2022, at the Company’s Annual Stockholders Meeting, the stockholders of the Company approved an amendment to its Certificate of Incorporation to increase the number of authorized shares of the Company’s common stock by 5,000,000 shares from 15,000,000 to 20,000,000 shares.

In addition, the stockholders also approved the adoption of the Company’s 2022 Equity Incentive Plan (“Plan”) providing for the issuance of up to 1,750,000 shares plus outstanding options granted under the Company’s 2012 Stock Option Plan that expire or are forfeited. The Plan provides various stock awards including incentive and nonstatutory stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, and other stock awards, which can be awarded to employees and directors of the Company and its subsidiaries.

Issuance and Sale of Common Stock

On March 2, 2022, the Company entered into a Securities Purchase Agreement with certain private investors pursuant to which the Company issued and sold an aggregate of 545,456 shares of common stock and warrants to purchase up to an additional 274,727 shares of common stock, at an offering price of $5.50 per share, for a gross consideration of $3,000,000. The issuance cost related to this private placement stock issuance amounted to approximately $272,800.  Under the terms of Securities Purchase Agreement between the Company and the investors, the Company must use commercially reasonable efforts to file a registration statement with the SEC within 90 days of the closing date to register for resale the shares of common stock sold in the private offering, including the shares of common stock issuable upon the exercise of the warrants. As of March 31, 2022, the Company had not yet filed a registration statement with respect to the offering.

68

69

818,183 Shares

Common Stock

PROSPECTUS

70

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Our estimated expenses in connection with the issuance and distribution of the securities being registered are:

SEC Registration Fee	$380
Accounting Fees and Expenses	$7,500
Legal Fees and Expenses	$10,000
Miscellaneous Fees and Expenses	$1,000

Total	$18,880

ITEM 14.	INDEMNIFICATION OF OFFICERS AND DIRECTORS

Section 102(b)(7) of the Delaware General Corporation Law, or DGCL, provides that a corporation may, in its original certificate of incorporation or an amendment thereto, eliminate or limit the personal liability of a director for violations of the director’s fiduciary duty, except (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) pursuant to Section 174 of the DGCL, which provides for liability of directors for unlawful payments of dividends or unlawful stock purchases or redemptions or (4) for any transaction from which a director derived an improper personal benefit.

Section 145 of the DGCL provides that a corporation may indemnify any person, including an officer or director, who is, or is threatened to be made, party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of such corporation, by reason of the fact that such person was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the corporation’s best interest and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify any officer or director in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred.

Our amended certificate of incorporation as currently in effect provides for the indemnification of directors to the fullest extent permissible under Delaware law.

Our amended and restated bylaws as currently in effect provide for the indemnification of officers and directors acting on our behalf if this person acted in good faith and in a manner reasonably believed to be in and not opposed to our best interest, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful.

In addition, we have entered into separate indemnification agreements with certain of our executive officers and directors. Such agreements may require us, among other things, to advance expenses and otherwise indemnify our executive officers and directors against certain liabilities that may arise by reason of their status or service as executive officers or directors, to the fullest extent permitted by law. We intend to enter into indemnification agreements with any new directors and executive officers in the future.

We have purchased and intend to maintain insurance on behalf of us and any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in that capacity, subject to certain exclusions and limits of the amount of coverage.

71

ITEM 15.	RECENT SALES OF UNREGISTERED SECURITIES

The information regarding the Securities Purchase Agreements in “Description of Private Placements” is herein incorporated by reference. The securities issued pursuant to the Securities Purchase Agreements were issued pursuant to the exemption from registration provide by Section 4(a) (2) of the Securities Act.

Stock Options and Common Stock Issuances

Since July 1, 2021, the Company granted stock options under our 2012 Stock Option Plan to purchase an aggregate of 60,000 shares of our common stock at a weighted-average exercise price of $5.85 per share, to certain employees, consultants and directors. Of these, stock options to purchase an aggregate of 2,780 shares have been cancelled without being exercised. The Company granted stock options under our 2022 Stock Option plan to purchase an aggregate of 40,000 shares of our common stock at a weighted-average exercise price of $5.80 per share, to certain employees.

Securities Act Exemptions

We deemed the grants of stock options and issuances of common stock upon exercise of such options described above under “—Stock Options and Common Stock Issuances” to be exempt from registration under the Securities Act in reliance on Rule 701 of the Securities Act as offers and sales of securities under compensatory benefit plans and contracts relating to compensation in compliance with Rule 701. Each of the recipients of securities in any transaction exempt from registration either received or had adequate access, through employment, business or other relationships, to information about us.

All certificates representing the securities issued in the transactions described in this Item 15 included appropriate legends setting forth that the securities had not been offered or sold pursuant to a registration statement and describing the applicable restrictions on transfer of the securities. There were no underwriters employed in connection with any of the transactions set forth in this Item 15.

ITEM 16.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit No.	Description
3(a)

Certificate of Incorporation of the Company as amended (incorporated by reference to Exhibit 1(a-1) to the Company's General Form for Registration of Securities on Form 10 filed with the SEC on February 14, 1973)

3(b)

Certificate of Amendment of the Company’s Certificate of Incorporation, as filed on January 28, 1985 (incorporated by reference to Exhibit 3(a) to the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 1985)

3(c)

By-Laws of the Company, as restated and amended (incorporated by reference to Exhibit 3(ii) to the Company’s Current Report on Form 8-K filed on January 6, 2003 and Exhibit 3(ii) to the Company’s Current Report on Form 8-K filed on December 5, 2007).

3(d)	Second Amended and Restated By-Laws of Scientific Industries, Inc. (filed as Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on August 10, 2020 and incorporated by reference thereto).
3(e)

Certificate of Amendment of the Company’s Certificate of Incorporation, as filed on June 21, 2021 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on June 21, 2021).

4.1	Specimen Common Stock certificate of Scientific Industries, Inc. (incorporated by reference to Exhibit 4.1 to the registrant’s Registration Statement on Form S-1, as amended (File No. 333-188209)).
4.2

Form of Warrants issued by the Company on June 18, 2020 to the Purchasers listed in that certain Securities Purchase Agreement dated as of June 18, 2020 (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on June 19, 2020)

4.3

Form of Warrants issued by the Company on April 29, 2021 to the Purchasers listed in that certain Securities Purchase Agreement dated as of April 28, 2021 (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on April 30, 2021)

4.4

Form of Warrants issued by the Company on June 18, 2021 to the Purchasers listed in that certain Securities Purchase Agreement dated as of June 18, 2021(incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on June 21, 2021)

4.5

Form of Warrants issued by the Company on March 2, 2022 to the Purchasers listed in that certain Securities Purchase Agreement dated as of March 2, 2022 (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on March 2, 2022)

4.6

Registration Rights Agreement, dated as of April 29, 2021, by and among the Company and the Investors named therein (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed with the SEC on April 30, 2021)

72

4.7

Amendment No. 1 to Registration Rights Agreement, dated as of June 18, 2021, by and among the Company and the Investors named therein (incorporated by reference to Exhibit 4.1A to the Company’s Current Report on Form 8-K filed with the SEC on June 19, 2020)

4.8

Registration Rights Agreement, dated as of March 2, 2022, by and among the Company and the Investors named therein (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed with the SEC on March 2, 2022)

4.9	Form of Joinder Agreement (incorporated by reference to Exhibit 4.1B to the Company’s Current Report on Form 8-K filed with the SEC on June 21, 2021)
5.1	Opinion of Reitler Kailas & Rosenblatt LLP*
10.1

Securities Purchase Agreement, dated as of June 18, 2020, by and among the Company and the Purchasers named therein (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on June 19, 2020)

10.2

Securities Purchase Agreement, dated as of April 28, 20203 by and among the Company and the Purchasers named therein (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on April 30, 2021)

10.3

Securities Purchase Agreement, dated as of June 18, 2021 by and among the Company and the Purchasers named therein (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on June 21, 2021)

10.4

Securities Purchase Agreement, dated as of March 2, 2022 by and among the Company and the Purchasers named therein (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on March 2, 2022)

23.1	Consent of Nussbaum Berg Klein & Wolpow, CPAs LLP**
23.2	Consent of Reitler Kailas & Rosenblatt LLP (included in Exhibit 5.1)*
24.1	Power of Attorney (included on the signature page of this Registration Statement)*
107	Filing Fee Table**

* To be filed by amendment **Filed herewith

ITEM 17.	UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

73

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bohemia, State of New York, on this 27th day of May 2022.

SCIENTIFIC INDUSTRIES, INC.

By:	/s/ Helena R. Santos
Name:	Helena R. Santos
Title:	President and Chief Executive Officer

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Helena R. Santos and John A. Moore, and each of them, his true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended and (iv) take any and all actions which may be necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agent, proxy and attorney-in-fact or any of his substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Helena R. Santos	President, Chief Executive Officer, and Treasurer	May 27th 2022
Helena R. Santos

/s/ Reginald Averilla	Chief Financial Officer	May 27th 2022
Reginald Averilla

/s/ John A. Moore	Chairman of the Board	May 27th 2022
John A. Moore

/s/ Joseph G. Cremonese	Director	May 27th 2022
Joseph G. Cremonese

/s/ Marcus Frampton	Director	May 27th 2022
Marcus Frampton

/s/ Christopher Cox	Director	May 27th 2022
Christopher Cox

/s/ Dr. Juergen Schumacher	Director	May 27th 2022
Dr. Juergen Schumacher

74